Exhibit 10.17

INTEREST PURCHASE AGREEMENT

by and among

Accellent Corp.

as the Purchaser,

and

each of the Members of

Machining Technology Group, LLC (the “Company”)

set forth on the signature page hereto,

constituting all of the Members of the Company

Dated as of October 6, 2005

EXHIBITS

Exhibit A	Certificate of Designation
Exhibit B	Subscription Agreement
Exhibit C	Voting Agreement
Exhibit D	Parent Shareholders’ Agreement
Exhibit E	Parent Registration Rights Agreement
Exhibit F	Escrow Agreement
Exhibit G	Secretary Certificate
Exhibit H	Special Warranty Deed
Exhibit I	Release
Exhibit J	Employment Agreement
Exhibit K	Non-competition Agreement
Exhibit L	Legal Opinion

SCHEDULES

Schedule 3.3(a)	Cash Purchase Price Allocation
Schedule 4.2(a)	Capitalization
Schedule 4.4(b)	Conflicts
Schedule 4.5	Consents
Schedule 4.7	Certain Changes or Events
Schedule 4.8	Undisclosed Liabilities
Schedule 4.9(a)	Liens
Schedule 4.9(b)(i)	Real Property
Schedule 4.9(b)(ii)	Transfers of Real Property
Schedule 4.9(b)(iii)	Consents to Leases
Schedule 4.9(c)(i)	Personal Property
Schedule 4.9(c)(ii)	Personal Property Leases
Schedule 4.10(a)	Litigation
Schedule 4.11(a)(i)	Tax Returns
Schedule 4.11(a)(ii)	Tax Jurisdictions
Schedule 4.11(c)(i)	Additional Taxes
Schedule 4.11(c)(ii)	Filed Tax Returns
Schedule 4.11(d)	Power of Attorney
Schedule 4.11(f)	Tax Elections
Schedule 4.11(g)	Unpaid Taxes
Schedule 4.12	Insurance
Schedule 4.13(c)	Environmental Permits
Schedule 4.14(a)	Material Contracts
Schedule 4.14(b)	Consents to Material Contracts
Schedule 4.15(a)	Intellectual Property
Schedule 4.15(c)	Computer Programs
Schedule 4.15(d)	Licenses

Schedule 4.16(a)	Employee Benefits Plans
Schedule 4.17	Labor Matters
Schedule 4.19	Affiliate Transactions
Schedule 4.20	Indebtedness
Schedule 4.21	Brokers
Schedule 4.27	Bank Accounts
Schedule 4.28(a)	Customers and Suppliers
Schedule 4.28(b)	Disputes with Customers or Suppliers
Schedule 4.30(e)	FD&C Permits
Schedule 5.3(b)	Conflicts
Schedule 5.5	Capital Stock
Schedule 5.9	Events Subsequent to Most Recent Fiscal Quarter
Schedule 5.10	Undisclosed Liabilities

INTEREST PURCHASE AGREEMENT

This INTEREST PURCHASE AGREEMENT, dated as of October 6, 2005 (this “Agreement”), is made and entered into by and among Accellent Corp. (the “Purchaser”), a Colorado corporation and each of the members of Machining Technology Group, LLC (the “Company”), a Tennessee limited liability company (each such member hereinafter individually referred to as a “Member” and collectively referred to as the “Members”).

WITNESSETH

WHEREAS, the Company is engaged in the business of developing, engineering, prototyping and manufacturing specialized implants and instruments for medical device companies (the “Business”);

WHEREAS, the Purchaser and UTI Holding Company, a Delaware corporation and wholly-owned subsidiary of the Purchaser (the “Purchaser Affiliate”) desire to acquire from the Members and the Members desire to sell to the Purchaser and the Purchaser Affiliate all of the Ownership Interests in the Company;

WHEREAS, the Purchaser is a wholly-owned subsidiary of Accellent Inc., a Maryland corporation (the “Parent”); and

WHEREAS, the Members have agreed to accept a portion of the purchase price hereunder in shares of the Parent’s convertible preferred stock.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND TERMS

Section 1.1                                      Defined Terms.  Each capitalized term used and not otherwise defined herein shall have the respective meaning ascribed to such term in Schedule 1.1 attached hereto or in the Section referenced in such Schedule 1.1.

Section 1.2                                      Terms Generally.  The definitions in Schedule 1.1 shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” even if not followed actually by such phrase unless the context expressly provides otherwise.  Unless otherwise expressly defined, terms defined in the Agreement shall have the same meanings when used in any Exhibit or Schedule and terms defined in any Exhibit or Schedule shall have the same meanings when used in the Agreement or in any other Exhibit or Schedule.  Unless the context requires otherwise, references to Articles and Sections refer to Articles and Sections of this Agreement, and references to Schedules or Exhibits refer to the Schedules and Exhibits attached to this Agreement, each of which is made a part hereof for all purposes.  The words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.  The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party in question.  The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the introductory paragraph of this Agreement.  References to “dollars” or “$” in this Agreement shall be deemed to refer to the applicable denomination of federal funds of the United States of America.

ARTICLE II
ACQUISITION AND DISPOSITION OF ASSETS

Section 2.1                                      Purchase and Sale.  At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Members shall sell and deliver to the Purchaser and the Purchaser Affiliate and the Purchaser shall and shall cause the Purchaser Affiliate to purchase from the Members, the Ownership Interests free and clear of all Liens.

Section 2.2                                      Operating Agreement.  The Members hereby waive and shall cause the Company to waive, as of the Closing, any and all of their respective rights under the Operating Agreement and agree that the Purchaser and the Purchaser Affiliate shall be deemed substitute members of the Company in accordance with the terms of the Operating Agreement and the Act.

ARTICLE III
PAYMENT AND DELIVERY

Section 3.1                                      Purchase Price.  The aggregate consideration (the “Purchase Price”) to the Members under this Agreement shall be an amount equal to (a) FORTY-FOUR MILLION DOLLARS ($44,000,000), (b) minus the amount of any Closing Adjustment as provided in Section 3.2 below, and (c) plus any portion of the Earnout Amount (as defined in Section 3.3(c) below) to which the Members may become entitled, which amounts shall be payable in accordance with Sections 3.3 and 3.4 below.

Section 3.2                                      Adjustments to Closing Cash Payment and Purchase Price.

The Closing Cash Payment (as defined in Section 3.3(a) below) will be subject to the following adjustment on the Closing Date (the “Closing Adjustment”), based on the difference between the Closing Date Cash and THREE HUNDRED THOUSAND DOLLARS ($300,000) (the “Baseline Closing Cash Amount”).

(a)                                  if the Baseline Closing Cash Amount exceeds the amount of Closing Date Cash, the Closing Cash Payment will be decreased by the amount by which the Baseline Closing Cash Amount exceeds the Closing Date Cash; and

(b)                                 if the Baseline Closing Cash Amount is equal to or less than the amount of Closing Date Cash, the Closing Cash Payment will not be adjusted pursuant to this Section 3.2.

For purposes of this Agreement, “Closing Date Cash” shall mean the book balance of cash of the Company in the Closing Date Cash Account as of the close of business on the day immediately prior to the Closing Date (and not thereafter removed).  For purposes of this Agreement, “Closing Date Cash Account” shall mean the bank account of the Company identified on Schedule 4.27.

Section 3.3                                      Payment of Purchase Price.

(a)                                  THIRTY THREE MILLION DOLLARS ($33,000,000) of the Purchase Price (the “Closing Cash Payment”), minus any Closing Adjustment thereto made pursuant to Section 3.2, minus the aggregate of the payoff amounts for the Company Indebtedness required to be delivered pursuant to the payoff letters described in Section 3.6(e), and minus the Escrow Amount, shall be paid in cash on the Closing Date by the Purchaser (the “Adjusted Closing Cash Payment”) for the benefit of the Members by inter-bank wire transfers of immediately available federal funds payable in the amounts and to the Persons set forth in Schedule 3.3(a).

(b)                                 ELEVEN MILLION DOLLARS ($11,000,000) of the Purchase Price shall be paid on the Closing Date by the Parent to the Members (or the Members’ designees on the Members’ behalf) on behalf of the Purchaser by the issuance of 407,407 shares of Parent’s Class A-9 5% Convertible Preferred Stock (the “Class A-9 Preferred Stock”).  The Class A-9 Preferred Stock shall have the rights and preferences set forth in the certificate of designation for the Class A-9 Preferred Stock attached hereto as Exhibit A (the “Certificate of Designation”).  In connection with the issuance of the Class A-9 Preferred Stock pursuant to this Section 3.3(b), the Members and their permitted designees, if any, shall each be required to execute (i) a subscription agreement substantially in the form attached hereto as Exhibit B (the “Subscription Agreement”), (ii) a voting agreement substantially in the form attached hereto as Exhibit C (the “Voting Agreement”) and (iii) joinders (the “Joinders”) to the Parent Shareholders’ Agreement and Parent Registration Rights Agreement, the current versions of which are attached to this Agreement as Exhibit D and Exhibit E, respectively, as all of such agreements may be amended or restated from time to time.

(c)                                  SIX MILLION DOLLARS ($6,000,000) (the “Earnout Amount”) of the Purchase Price shall be paid after the Closing, if at all, pursuant to the terms of the earnout arrangement set forth in Section 3.4 hereof.

(d)                                 A portion of the Purchase Price equal to NINE HUNDRED THOUSAND DOLLARS ($900,000) (the “Escrow Amount”) shall not be paid to the Members at Closing and instead shall be deposited into an account (the “Escrow Account”) to be applied by the Escrow Agent in accordance with the terms of the escrow agreement substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”).

(e)                                  Notwithstanding any other provision in this Agreement to the contrary, in the event that the Purchaser becomes entitled to indemnification under Article VII, the Purchaser shall be entitled to receive payment from the Escrow Account in accordance with the terms of the Escrow Agreement, on a dollar-for-dollar basis, in the full amount of any such adjustment or right to indemnification.

Section 3.4                                      Earnout Payment.

(a)                                  If, and only if, the consolidated EBITDA of the Company’s Business for the fiscal year ended December 31, 2006 (the “2006 EBITDA”) is equal to or greater than SEVEN MILLION NINE HUNDRED THOUSAND DOLLARS ($7,900,000), then, subject to Section 3.4(b) below, the Purchaser shall pay the Earnout Amount to the Members, in proportion to their respective percentage ownership of the Company Interests set forth on Schedule 4.2(a), by wire transfer of immediately available federal funds.

(b)                                 Notwithstanding any other provision in this Agreement to the contrary, in the event that the Purchaser becomes entitled to indemnification under Article VII, the Purchaser may offset all or any portion of the Earnout Amount on a dollar-for-dollar basis, against the full amount of any such adjustment or right to indemnification.

(c)                                  On or before the earlier of (i) thirty (30) days after the Purchaser’s receipt of its outside auditor’s report with respect to the audit of the financial statements of the Purchaser for the fiscal year ending December 31, 2006 or (ii) March 30, 2007, the Purchaser shall provide to the Members a statement (the “2006 EBITDA Statement”) setting forth in reasonable detail the 2006 EBITDA.  The Purchaser shall provide the Members and their authorized representatives access to the Purchaser’s books and records (including financial statements) during normal business hours for the sole purpose of verifying the 2006 EBITDA.  The Earnout Amount, to the extent not offset in accordance with Section 3.4(b), shall be payable within five (5) days after (i) receipt by the Purchaser of written notice from the Members that they have accepted the 2006 EBITDA Statement, or (ii) becoming conclusive and binding pursuant to Section 3.4(d) below.  The Earnout Amount, to the extent not offset in accordance with Section 3.4(b), shall be paid by wire transfer of immediately available federal funds to an account or accounts designated by the Members and shall be made in proportion to the Member’s respective percentage ownership of the Company Interests set forth on Schedule 4.2(a).

(d)                                 The Members shall notify the Purchaser in writing (the “2006 EBITDA Dispute Notice”) within thirty (30) days after receipt of the 2006 EBITDA Statement, with respect to its acceptance or dispute of such 2006 EBITDA Statement.  In the event that the Members dispute such 2006 EBITDA Statement, the Members shall set forth in such notice the facts of the dispute and, to the best of their ability, their calculation of 2006 EBITDA.  The Purchaser and the Members shall meet and use commercially reasonable efforts to resolve the items or amounts in dispute.  If the parties are unable to reach an agreement within thirty (30) days after the Purchaser’s receipt of the 2006 EBITDA Dispute Notice, then the Auditor shall be requested to conduct a review of the disputed items or amounts and compute the 2006 EBITDA.  In making its calculation, the Auditor shall consider only the items or amounts in dispute (and to the extent required, any other amounts necessary to derive the disputed items or amounts).  Such determination shall be made within thirty (30) days after the date on which the Auditor begins its review and shall be binding on the parties.  Fifty percent (50%) of the costs and expenses of the Auditor contemplated by this Section 3.4(d) shall be borne by the Purchaser and the remainder of such costs shall be borne jointly and severally by the Members.

(e)                                  2006 EBITDA shall not include any management charges paid by the Company to the Purchaser of its Affiliates.  Although extraordinary, one-time or non-recurring items are excluded from the definition of EBITDA for purposes of this Agreement, any extraordinary, one-time or non-recurring items may be included in the definition of EBITDA, but only if such items are agreed upon between the Purchaser and the Members.  These items may include but will not be limited to:  (i) acquisitions of other medical device manufacturers, (ii) material changes in benefit programs or incentive plans or (iii) additional overhead incurred unrelated to the Company’s Business as of Closing.

Section 3.5                                      Closing.  The consummation of the transactions contemplated by this Agreement (hereinafter called the “Closing”) shall take place at the offices of Hogan & Hartson LLP in Denver, Colorado, on the date of the execution of this Agreement, or on such other date or at such other time and place (including remotely or by facsimile) as may be mutually agreed upon by the parties hereto.  The date on which the Closing occurs is referred to herein as the “Closing Date.”  Notwithstanding the foregoing or any other provision of this Agreement to the contrary, the parties hereto agree that the Closing shall be deemed to take effect at 12:01 A.M. (Eastern Standard Time) on the Closing Date.

Section 3.6                                      Deliveries by the Members.  At the Closing, the Members shall deliver to the Purchaser or cause to be delivered to the Purchaser:

(a)                                  Resignations of the Company’s managers and officers;

(b)                                 A duly executed certificate of the secretary of the Company or other appropriate officer of the Company with primary responsibility for the custody of the books and records of the Company, dated as of the Closing Date, in the form attached hereto as Exhibit G;

(c)                                  A special warranty deed in the form attached hereto as Exhibit H, duly executed and acknowledged by GT Management, LLC, a Tennessee limited liability company (“GTM”), conveying to the Company fee simple title to the Real Property subject to the Real Property Lease Agreement dated December 31, 2004, between the Industrial Development Board of the Town of Arlington, Tennessee and GTM (the “GTM Property”), together with a Title Policy or Title Policies (or unconditional commitments therefor) insuring that fee simple title to the GTM Property is owned by the Company subject only to exceptions that are satisfactory to the Purchaser, in its discretion, with all premiums therefor paid by the Purchaser;

(d)                                 Copies of all consents, approvals, authorizations, agreements and other documentation required to be obtained by the Company and the Members to consummate the transactions contemplated by this Agreement without breaching any of the Members’ representations or warranties;

(e)                                  Payoff letters stating the payoff amounts for the Company’s Indebtedness and written evidence satisfactory to the Purchaser of the release of all Liens on the property and assets of the Company;

(f)                                    A written release of claims against the Company, duly executed by the Members and GTM, in the form attached hereto as Exhibit I;

(g)                                 A Subscription Agreement, Voting Agreement and the Joinders, duly executed by the Members;

(h)                                 The Escrow Agreement, duly executed by the Members;

(i)                                     Employment Agreements, each substantially in the form attached hereto as Exhibit J (the “Employment Agreements”) duly executed by the Members;

(j)                                     Non-competition Agreements, each substantially in the form attached hereto as Exhibit K (the “Non-competition Agreements”) duly executed by the Members;

(k)                                  An opinion of Martin, Tate, Morrow & Marston, P.C., counsel to the Company and the Members, dated as of the Closing Date, in form attached hereto as Exhibit L;

(l)                                     A copy of the Financial Statements, as certified by the Members; and

(m)                               Such other documents, instruments and writings reasonably requested by Purchaser at or prior to the Closing.

Section 3.7                                      Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver or cause to be delivered to the Members:

(a)                                  The Adjusted Closing Cash Payment by inter-bank wire transfer of immediately available federal funds of the United States of America, which amount shall be paid and delivered to or for the benefit of the Members in the amounts and to the Persons set forth on Schedule 3.3(a);

(b)                                 A duly executed certificate of the secretary or an assistant secretary of the Purchaser, dated the Closing Date, in form attached hereto as Exhibit G;

(c)                                  Copies of all consents, approvals, authorizations, agreements and other documentation required to be obtained by the Purchaser to consummate the transactions contemplated by this Agreement without breaching the Purchaser’s representations or warranties;

(d)                                 The Escrow Agreement, duly executed by the Purchaser;

(e)                                  Employment Agreements, duly executed by the Purchaser;

(f)                                    Non-competition Agreements, duly executed by the Purchaser;

(g)                                 Share certificates evidencing the Class A-9 Preferred Stock issued to the Members by the Parent;

(h)                                 A Subscription Agreement, Voting Agreement and the Joinders duly executed by the Parent; and

(i)                                     Such other documents, instruments and writings reasonably requested by the Members at or prior to the Closing.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE MEMBERS

The Members hereby jointly and severally represent and warrant to the Purchaser that the statements contained in this Article IV are accurate and complete as of the date hereof, except as set forth in the disclosure schedules accompanying this Agreement.  The disclosure schedules will be arranged in numbered and lettered paragraphs corresponding to the numbered and lettered Sections contained in this Article IV.

Section 4.1                                      Authorization and Validity.  The Members have full individual power and the legal capacity to enter into this Agreement and the other documents and instruments to be executed and delivered by the Members pursuant hereto and to carry out the Members’ obligations hereunder and thereunder.  The execution, delivery and performance of any documents and instruments to be executed and delivered by the Company pursuant hereto, and the consummation by the Company of the transactions contemplated thereby, have been duly and validly authorized by all necessary action of the Company and the Members (in all cases, entity action or otherwise) and no other act or proceeding on the part of the Company or the Members, as applicable, is necessary to authorize the execution and delivery by the Members of this Agreement or the other documents or instruments to be executed and delivered by the Company or the Members pursuant hereto, or the consummation by the Company and the Members of the transactions contemplated hereby or thereby, as the case may be.  This Agreement and the other documents and instruments to be executed and delivered by the Company and the Members pursuant hereto (to the extent that such Person is a party hereto or thereto) have been duly and validly executed and delivered by the Company and the Members (to the extent that such Person is a party hereto or thereto) and, assuming this Agreement and the other documents and instruments to be executed and delivered by the Company and the Members pursuant hereto (to the extent that such Person is a party hereto or thereto) are the valid and binding obligation of any other parties hereto or thereto, constitutes a valid and binding obligation of the Company and the Members (to the extent that such Person is a party hereto or thereto) enforceable against the Company and the Members (to the extent that such Person is a party hereto or thereto) in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 4.2                                      Capitalization, Subsidiaries.

(a)                                  Schedule 4.2(a) sets forth the percentage of all outstanding Company Interests owned by each Member next to each Member’s name.  The Members hold of record and beneficially the Company Interests set forth next to their respective names on Schedule 4.2(a) free and clean of any Liens.

(b)                                 The Company Interests constitute 100% of the Ownership Interests.  Neither the Company, nor any Member has ever transferred, assigned, pledged, encumbered or hypothecated any of the Ownership Interests.

(c)                                  Other than the Operating Agreement, there are no buy/sell agreements, interest holder, equity holder or member agreements, subscriptions, options, warrants, calls, profit participation or similar rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, transfer or voting of any Ownership Interests, including any rights of conversion or exchange under any outstanding securities or other instruments.

(d)                                 The Company has no Subsidiaries.  The Company does not own any equity or other ownership interests in any other Person.

Section 4.3                                      Organization.  The Company (a) is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Tennessee, and (b) has full power and authority to own all of its properties and assets and to carry on the Business as it is now being conducted.  The Company is duly licensed or qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, lease or operation of its assets and properties or the conduct of the Business requires such license or qualification.  The Members have delivered to the Purchaser a complete and correct copy of the articles of organization, Operating Agreement and other organizational documents of the Company (collectively, the “Organizational Documents”).  Such Organizational Documents are in full force and effect and neither the Company nor any Member is in violation of any provision thereof.

Section 4.4                                      No Conflict.  Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed and delivered by the Company or the Members pursuant hereto, nor the consummation by the Company or the Members of the transactions contemplated hereby or thereby, nor compliance by the Company or the Members with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of any Organizational Document of the Company, (b) except as set forth in Schedule 4.4(b), constitute a change in control under, or require the consent from or the giving of notice to any third party (other than the spousal consent of the Members’ spouses), result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the assets, including contracts, of the Company pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Company, (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Company or the Members or to which any of their properties or assets may be bound, or (d) result in triggering of any right of first refusal or other right under any joint venture or other agreement to which the Company or any Member is a party.

Section 4.5                                      Governmental Consents.  Except as set forth in Schedule 4.5, no consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Company or the Members.

Section 4.6                                      Financial Statements.  The Members have previously furnished to the Purchaser a balance sheet of the Company and GTM dated as of June 30, 2005 (the “Second Quarter Balance Sheet”) and the Financial Statements.  The Financial Statements (including the notes thereto) and the Second Quarter Balance Sheet have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, fairly present the financial position of the Company on the dates thereof, fairly present the results of operations of the Company for the periods involved and are in accordance with the books and records of the Company (which books and records are accurate and complete).  Reserves are reflected on the balance sheets in the Financial Statements, the Second Quarter Balance Sheet and the Closing Balance Sheet against assets in amounts that have been established on a basis consistent with the past practice.  There have been no changes in reserves of the Company since December 31, 2004.

Section 4.7                                      Absence of Certain Changes or Events.  Except as set forth in Schedule 4.7, since December 31, 2004, (a) the Company has conducted its Business only in the ordinary course and consistent with past practice, (b) there have not been any developments or events which have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) except as contemplated in this Agreement, in the cases of (i) and (ii) the Company and the Members have not, and in the remaining subparagraphs in this Section 4.7, the Company has not:

(i)                                     adopted or consented to any amendment to the Organizational Documents of the Company;

(ii)                                  issued, sold or otherwise disposed of any Ownership Interests, or granted any options, warrants, phantom, equity appreciation, profit participation or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Ownership Interests;

(iii)                               declared, set aside or paid any or made any distribution with respect to any Ownership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Ownership Interests;

(iv)                              (A) sold, leased, transferred or disposed of any assets or rights, other than assets or rights that individually or in the aggregate would not be material, in either case, and other than in the ordinary course of business consistent with past practice, (B) incurred any Lien upon any assets or rights, except for Liens incurred in the ordinary course of business consistent with past practice, (C) acquired or leased any assets or rights other than in the ordinary course of business consistent with past practice, or (D) entered into any commitment or transaction with respect to (A), (B) or (C) above;

(v)                                 (A) incurred, assumed or refinanced any Indebtedness or (B) made any loans, advances or capital contributions to, or investments in, any Person;

(vi)                              paid, discharged or satisfied any liability, obligation, or Lien other than payment, discharge or satisfaction of (A) Indebtedness as it matures and becomes due and payable or (B) liabilities, obligations or Liens in the ordinary course of business consistent with past practice;

(vii)                           (A) changed any of the accounting or Tax principles, practices or methods used by the Company, except as required by changes in applicable Tax Laws, or (B) changed reserve amounts or policies;

(viii)                        entered into any employment contract or other arrangement or made any change in the compensation payable or to become payable to any Member or any of the Company’s officers, employees, agents, consultants or Persons acting in a similar capacity (other than general increases in wages to employees who are not Members, officers or Persons acting in a similar capacity or Affiliates, in the ordinary course consistent with past practice), or to Persons providing management services, entered into or amended any employment, severance, consulting, termination or other agreement or employee benefit plan or made any loans to any of its Affiliates, officers, members, employees, agents or consultants or Persons acting in a similar capacity or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(ix)                                paid or made any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any Affiliate, officer, member, employee or Person acting in a similar capacity; or paid or agreed to pay or made any accrual or arrangement for payment to any Affiliate, officers, members, employees or Persons acting in a similar capacity of any amount relating to unused vacation days, except payments and accruals made in the ordinary course consistent with past practice; grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, equity purchase, option, equity appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any Affiliate, officer, member, employee, agent or consultant or Person acting in a similar capacity, whether past or present; or amend in any material respect any such existing plan, agreement or arrangement in a manner consistent with the foregoing;

(x)                                   entered into any collective bargaining agreement;

(xi)                                made any payments, loans, advances or any other distributions to, or entered into any transaction, agreement or arrangement with, the Company’s Affiliates, officers, members, employees, agents, consultants or Persons acting in a similar capacity, shareholders of their Affiliates, associates or family members;

(xii)                             made or authorized any capital expenditures, except in the ordinary course consistent with past practice not in excess of $100,000 individually or $250,000 in the aggregate;

(xiii)                          incurred any Taxes, except in the ordinary course of business consistent with past practice;

(xiv)                         settled or compromised any Tax liability or agreed to any adjustment of any Tax attribute or made any election with respect to Taxes;

(xv)                            failed to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true and complete and correct form and to timely pay all Taxes shown to be due thereon;

(xvi)                         (A) entered into, amended, renewed or permitted the automatic renewal of, terminated or waived any right under, any Material Contract, or, except in the ordinary course of business consistent with past practice, any other agreement, or (B) took any action or failed to take any action that, with or without either notice or lapse of time, would constitute a default under any Material Contract;

(xvii)                      (A) made any change in its working capital practices generally, including accelerating any collections of cash or accounts receivable or deferring payments or (B) failed to make timely accruals, including with respect to accounts payable and liabilities incurred in the ordinary course of business consistent with past practice;

(xviii)                   failed to renew (at levels consistent with presently existing levels), and has not terminated or amended or failed to perform, any of its obligations or permitted any material default to exist or caused any material breach under, or entered into (except for renewals in the ordinary course of business consistent with past practice), any material policy of insurance;

(xix)                           experienced any damage, destruction, or loss to its property not covered by insurance that could have a Material Adverse Effect on the Company;

(xx)                              disposed of or permitted to lapse any material Intellectual Property or granted any license or sublicense of any rights with respect to Intellectual Property;

(xxi)                           experienced significant failure on the part of the Company to operate the Business in the ordinary course and consistent with past practice so as to preserve its business operations intact or to preserve the goodwill of suppliers, customers and others having business relations with the Company;

(xxii)                        received, and the Company and the Members have no Knowledge of, any notice or other indication that any key supplier, vendor or customer of the Company will cease doing business with the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise) in the same manner and at the same level as previously conducted with the Company;

(xxiii)                     except in the ordinary course of business consistent with past practice pursuant to appropriate confidentiality agreements, and except as required by any Law, provided any confidential information to any Person other than the Purchaser;

(xxiv)                    changed the compensation levels (including any bonus or formula for the calculation of any bonus) applicable to any class of the Company’s employees; or

(xxv)                       cancelled, compromised, waived or released any rights or claims.

Section 4.8                                      Absence of Undisclosed Liabilities.  Except as set forth on Schedule 4.8, the Company has no Liabilities (and there is no basis for any present or future Claims against the Company giving rise to such Liabilities), except for (i) Liabilities set forth on the face of the Second Quarter Balance Sheet (rather than in the notes thereto) and (ii) Liabilities which have arisen after the date of the Second Quarter Balance Sheet in the ordinary course of business consistent with past practice (none of which would reasonably be expected to result in a Material Adverse Effect).

Section 4.9                                      Property; Assets.

(a)                                  The Company owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property and assets necessary or otherwise material to the conduct of the Business.  Except as set forth on Schedule 4.9(a), the Company has good and marketable title to all assets reflected on the Closing Balance Sheet, free and clear of all Liens.  All such assets are in good operating condition and repair (ordinary wear and tear excepted), have been reasonably maintained consistent with standards generally followed in the industry, are suitable for their present uses and, in the case of owned or leased structures, are structurally sound.

(b)                                 Schedule 4.9(b)(i) contains a list of all real property owned, leased, subleased or used by or to the Company (the “Real Property”), indicating whether such property is owned, leased, subleased or used.  The current use of the Real Property does not violate the certificate of occupancy thereof or any local zoning or similar land use or other Laws and none of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Real Property.   All facilities located on the Real Property have received all approvals of Governmental Authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in compliance with applicable laws. The Company has not received notice of any pending or threatened condemnation proceeding, or of any sale or other disposition in lieu of condemnation, affecting any of the Real Property.  Each parcel of Real Property abuts on or has direct vehicular access to a public road.  Except as otherwise indicated in Schedule 4.9(b)(ii), the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Real Property.  With respect to each lease or sublease listed, except as otherwise indicated on Schedule 4.9(b)(iii):

(i)                                     the lease or sublease is in full force and effect and shall remain in full force and effect on identical terms after the Closing, without the need to obtain the consent of any party thereto;

(ii)                                  the Company is in possession of the leased or subleased premises and all rental and other obligations of the Company are current;

(iii)                               the Company is not in default and no event has occurred which, with or without notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under such lease or sublease;

(iv)                              no party has repudiated any provision of any such lease or sublease; and

(v)                                 there are no disputes, oral agreements or forbearance programs in effect as to any lease or sublease to which the Company is a party.

(c)                                  Schedule 4.9(c)(i) sets forth as of the date hereof, a complete and accurate list of all furniture, equipment, fixed assets, leasehold improvements, manufacturing equipment, automobiles and all other tangible personal property (including its net book value) owned by, in the possession of, or used by the Company in connection with the Business.  Except as set forth in Schedule 4.9(c)(ii), such personal property is not held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement or subject to any Liens or encumbrances, and is not located other than in the possession of the Company.

(d)                                 All receivables of the Company reflected on the Second Quarter Balance Sheet or created after the date of the Second Quarter Balance Sheet and accurately reflected on the Closing Balance Sheet arose from valid transactions in the ordinary course of business consistent with past practice.

Section 4.10                                Litigation and Claims; Compliance with Laws.

(a)                                  Schedule 4.10(a) sets forth all Litigation as of the date hereof, including the name of the claimant, the date of the alleged act or omission, a detailed narrative as to the nature of the alleged act or omission, the date the matter was referred to an insurance carrier of the Company (if referred), the estimated amount of exposure, the amount the Company has reserved, or the amount of the Company’s claim and estimated expenses of the Company in connection with such matters.  There is no Litigation which is not fully covered by the insurance policies referenced in Section 4.12.  Neither the Company nor any of the assets or properties of the Company, any Member or any Affiliate of any Member is subject to any order, consent decree, settlement or similar agreement with any Governmental Authority.  There is no judgment, injunction, decree, order or other determination of an arbitrator or Governmental Authority specifically applicable to the Company, any Member, any Affiliate of any Member, or any of the Company’s, any Member’s or any Affiliate’s of any Member properties or assets.  There is no Litigation relating to alleged unlawful discrimination or sexual harassment.  As of the date hereof, there is no Litigation which seeks to prevent consummation of the transactions contemplated hereby or which seeks material damages in connection with the transactions contemplated hereby.

(b)                                 The Company has complied and is in compliance with all Laws applicable to the Company and the Business.  The Company holds all material licenses, permits and other authorizations of Governmental Authorities necessary to conduct the Business as now being conducted or, under currently applicable Laws, to continue to conduct the Business as now being conducted.  To the Knowledge of the Company and the Members, there is no intent to make any changes in the conduct of the Company’s business that will result in or cause the Company to be in noncompliance with applicable Laws or that will require changes in or a loss of any such licenses, permits or other authorizations or an increase in any expenses related thereto.  Such licenses, permits and other authorizations as aforesaid held by the Company are valid and in full force and effect, and there are no (i) actions pending, or to the Knowledge of the Company and Members, threatened or (ii) to the Knowledge of the Company and the Members, investigations pending or threatened that could result in the termination, impairment or nonrenewal thereof.

Section 4.11                                Taxes.

(a)                                  The Company has filed all Tax Returns that it was required to file except the Tax Return for the partial year arising by virtue of this transaction, which such filing shall be accomplished promptly after the Closing by the Members.  Except as set forth on Schedule 4.11(a)(i), all such Tax Returns were correct and complete in all respects.  All Taxes owed by the Company (whether or not shown on any Tax Return) have been paid.  The Company is not currently the beneficiary of any extensions of time within which to file any Tax Return.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Schedule 4.11(a)(ii) contains a list of all jurisdictions (whether foreign or domestic) in which the Company has been or is required to file (or be included in) a Tax Return or pay any Tax.  There are no Liens on any of the assets or properties of the Company or the Members that arose in connection with any failure (or alleged failure) to pay any Tax.

(b)                                 The Company has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code and similar provisions under any applicable state or foreign laws) and has, within the time and in the manner prescribed by law, paid over to the proper Governmental Authorities all amounts so withheld.

(c)                                  Except as set forth on Schedule 4.11(c)(i), neither the Company, nor any Member, manager or officer of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax liabilities of the Company either (A) claimed or raised by any Governmental Authority or (B) as to which any of the Company or any of the Members has Knowledge.  Schedule 4.11(c)(ii) lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after January 1, 2000, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.  The Company has delivered to the Purchaser correct and complete copies of all income Tax Returns, examination reports and statements of deficiencies filed by or on behalf of or issued with respect to the Company since January 1, 2000.

(d)                                 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is still in effect.  Except as set forth in Schedule 4.11(d), no power of attorney with respect to any Taxes for which the Company may be liable is currently in force.

(e)                                  The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G or Section 263 or otherwise.  The Company has not agreed to make, and is (and will not be as a result of any transactions contemplated by this Agreement) not required to make, any adjustment under Code Section 481 (or any similar provision of the Tax laws of any jurisdiction) by reason of a change in accounting method or otherwise.  None of the assets of the Company (a) is required to be treated as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Code Section 168(f)(8), (b) directly or indirectly secures any debt, the interest on which is tax-exempt under Code Section 103(a) or (c) is a “tax-exempt use property” within the meaning of Code Section 168(h).  The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(l)(A)(ii). No Member is a “foreign person” as defined in Code Section 1445(f)(3).  The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.  The Company is not a party to any Tax allocation, indemnity or sharing agreement.  The Company (A) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return and (B) does not have any Liabilities for the Taxes of any Person other than the Company under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor, by contract or otherwise.

(f)                                    All material elections with respect to Taxes affecting the Company are set forth on Schedule 4.11(f).

(g)                                 Except as set forth on Schedule 4.11(g), the unpaid Taxes of the Company (A) do not exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Second Quarter Balance Sheet (rather than in any notes thereto) and (B) will not exceed the reserve for Tax Liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as adjusted for the passage of time through the Closing Date.

(h)                                 The Company does not have any Liabilities pursuant to Code Section 6901 or otherwise under applicable state or federal law by virtue of any transfer of an asset or assets to it, and the Purchaser will not be subject to such Liabilities as a result of any of the transactions contemplated by this Agreement.

(i)                                     The Company is currently taxed as a partnership for all applicable Tax purposes, and is not a partner or member of, any joint venture, partnership or other arrangement or contract that would result in the Company being treated as a partner for income tax purposes.

Section 4.12                                Insurance.  Schedule 4.12 sets forth a complete and accurate list as of the date hereof of all primary, excess and umbrella policies, bonds and other forms of insurance owned or held by or on behalf of or providing insurance coverage to the Company, properties and assets of the Company (or its officers, salespersons, agents or employees or Persons acting in a similar capacity) and the extent, if any, to which the limits of liability under such policies have been exhausted.  True and complete copies of such policies are attached to Schedule 4.12.  All such policies are in full force and effect and all such policies in such amounts will be outstanding and in full force and effect at the Closing.  The Company has not received notice of default under any such policy, nor has it received written notice of any pending or threatened termination of cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.  Schedule 4.12 sets forth a complete and accurate summary of all of the self-insurance coverage provided by the Company.  The Company is covered by insurance in scope and amount customary and reasonable for the business in which it is engaged.  No letters of credit have been posted and no cash has been restricted to support any reserves for insurance on the Second Quarter Balance Sheet or on the Closing Balance Sheet.

Section 4.13                                Environmental Matters.

(a)                                  The Company has complied and is in compliance with, and the Real Property and all improvements thereon are in compliance with, all Environmental Laws.

(b)                                 The Company has no liability, known or unknown, contingent or absolute, under any Environmental Law, nor is the Company responsible for any such liability of any other Person under any Environmental Law, whether by contract, by operation of law or otherwise.  There are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which have or will result in liability to the Company under Environmental Laws.  There are no pending or to the Knowledge of the Company and the Members, threatened Environmental Claims.

(c)                                  The Company has been duly issued, and maintains all Environmental Permits necessary to operate the Business, assets and property of the Company as currently operated.  A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set forth in Schedule 4.13(c).  The Company has timely filed applications for all Environmental Permits.  None of the Environmental Permits set forth in Schedule 4.13(c) require consent, notification, or other action to remain in full force and effect following consummation of the transactions contemplated hereby.

(d)                                 The Real Property contains no underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials, and no portion of the Real Property is or has been used as a dump or landfill or consists of or contains filled in land or wetlands.  With respect to any real property formerly owned, operated, or leased by the

Company, during the period of such ownership, operation or tenancy, no portion of such property was used as a dump or landfill, and neither the Company nor the members is aware of any such use at any time prior to the Company’s ownership, operation, or tenancy of such real property.  Neither PCBs, “toxic mold,” nor asbestos-containing materials are present on or in the Real Property or the improvements thereon.  There has been no Release of Hazardous Materials at, on, under, or from the Real Property, nor was there such a Release at any real property formerly owned, operated or leased by the Company during the period of such ownership, operation, or tenancy, such that the Company is or could be liable for Remediation with respect to such Hazardous Materials.   No water body into which Hazardous Materials are Released in connection with the Company’s business is currently listed or proposed for listing under 33 U.S.C. §1313(d), nor are such properties adjacent to any such water body.

(e)                                  The Company has furnished to the Purchaser accurate and complete copies of all environmental assessments, reports, audits and other documents in its possession or under its control that relate to the Real Property, compliance with Environmental Laws, or any other real property that the Company formerly owned, operated, leased or used.  Any information the Company has furnished to the Purchaser concerning the environmental conditions of the Real Property, prior uses of the Real Property, and the operations of the Company related to compliance with Environmental Laws is accurate and complete.

(f)                                    No Real Property, and no property to which Hazardous Materials originating on or from such properties or the Business or assets of the Company has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.  The Company has not arranged, by contract, agreement, or otherwise, for the transportation, disposal or treatment of Hazardous Materials at any location such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

(g)                                 No Lien in favor of any person relating to or in connection with any Environmental Claim has been filed or has attached to the Real Property.

(h)                                 No authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transactions contemplated hereby.

(i)                                     No proposed or final regulation published pursuant to Environmental Laws and no Environmental Permit for which the Company has or should have applied, could reasonably be expected to result in a capital expenditure in excess of $10,000.

Section 4.14                                Material Contracts.

(a)                                  Schedule 4.14(a) lists each of the following contracts and other agreements (or, in the case of oral contracts, summaries thereof) to which the Company is a party or by or to which the Company or any of its assets or properties is bound or subject (such contracts and agreements being “Material Contracts”):

(i)                                     any advertising, market research or other marketing agreements;

(ii)                                  any employment, severance, non-competition, consulting or other agreements of any nature with any current or former member, officer or employee of the Company or any Affiliate of any of such Persons;

(iii)                               any agreements relating to the making of any loan, guarantee or advance by the Company;

(iv)                              any agreements providing for the indemnification by the Company of any Person;

(v)                                 any agreements with any Governmental Authority;

(vi)                              any contracts, agreements and other arrangements for the sale of assets or for the furnishing of services, goods or products by or to the Company (A) with firm commitments having a value in excess of $10,000 or (B) having a term which is greater than six (6) months and which is not terminable by the Company on less than ninety (90) days’ notice without the payment of any termination fee or similar payment;

(vii)                           any broker, distributor, dealer, representative or agency agreements;

(viii)                        any agreements (including settlement agreements) currently in effect pursuant to which the Company licenses the right to use any Intellectual Property to any Person or from any Person, and any research and development agreements;

(ix)                                any confidentiality agreements entered into by the Company during the period commencing four (4) years prior to the date hereof pursuant to which confidential information has been provided to a third party or by which the Company was restricted from providing information to third parties;

(x)                                   any voting trust or similar agreements relating to the Ownership Interests;

(xi)                                any leases of Real Property;

(xii)                             any joint venture, partnership or similar documents or agreements;

(xiii)                          any agreements that limit or purport to limit the ability of the Company, any Member, employee or independent contractor or to own, operate, sell, transfer, pledge or otherwise dispose of any assets or to compete with any business (including the Company);

(xiv)                         any agreement (or group of related agreements) under which the Company has incurred, assumed, or guaranteed any indebtedness or borrowed money or any capitalized lease obligation in excess of $25,000 in the aggregate or under which it has imposed a security interest on any of its assets, tangible or intangible;

(xv)                            any other agreement (or group of related agreements) under which the consequences of a default or termination could reasonably be expected to have a Material Adverse Effect;

(xvi)                         any other agreement (or group of related agreements) the performance of which involves the payment of consideration in excess of $50,000 in the aggregate during any twelve (12)-month period; or

(xvii)                      all other agreements, contracts or commitments not made in the ordinary course of business and consistent with past practice which are material to the Company.

(b)                                 Each Material Contract is legal, valid and binding on and enforceable against the Company and, to the Knowledge of the Company and the Members, the other parties thereto, and is in full force and effect.  Except as set forth in Schedule 4.14(b), upon consummation of the transactions contemplated by this Agreement, each Material Contract shall remain in full force and effect without any loss of benefits thereunder and without the need to obtain the consent of any party thereto to the transactions contemplated by this Agreement.  The Company is not (and with or without the giving of notice or lapse of time would not be) in material breach of, or material default under, any Material Contract and, to the Knowledge of the Company and the Members, no other party thereto is in material breach of, or material default under, any Material Contract.  Neither the Company nor the Members have received any notice that any Material Contract is not enforceable against any party thereto, that any Material Contract has been terminated or repudiated before the expiration of its term or that any party to a Material Contract intends to terminate or repudiate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract.  True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof, have been delivered to the Purchaser.

Section 4.15                                Intellectual Property.

(a)                                  The Company is the sole and exclusive owner of, or has the valid right to use, sell and license, all Intellectual Property necessary or otherwise material to the conduct of the Business as currently conducted and as currently proposed to be conducted free and clear of all Liens.  Schedule 4.15(a) sets forth a complete and accurate list (including whether the Company is the owner or licensee thereof) of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) copyright registrations and applications and (iv) material unregistered copyrights, service marks, trademarks and trade names, each as owned or licensed by the Company.  The Company is currently listed in the records of the appropriate federal, state or other governmental agency as the sole owner of record for each owned application and registration listed in Schedule 4.15(a).

(b)                                 Each item of Intellectual Property listed in Schedule 4.15(a) is valid and subsisting, in full force and effect in all material respects, and has not been canceled, expired or abandoned.  The Company possesses all right, title and interest in and to each such item free and clear of all Liens.  There is no pending, existing, or to the Knowledge of the Company and the Members, threatened, opposition, interference, cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction against the items listed in Schedule 4.15(a) or the Intellectual Property.  No Intellectual Property registration or application is subject to any maintenance fees or taxes or actions falling due, including without limitation the filing of an affidavit of use, renewal or response to an official action, within six (6) months after the Closing Date.  All products, made, used or sold under the Intellectual Property are marked with the proper patent, copyright and other notices.

(c)                                  Schedule 4.15(c) lists all of the Computer Programs which are licensed, leased or otherwise used by the Company in connection with the operation of the Business as currently conducted, and identifies which is licensed, leased or otherwise used, as the case may be.   The Company does not own any Computer Programs.  Each Computer Program listed on Schedule 4.15(c) is either (i) currently in the public domain or otherwise available to the Company without the license, lease or consent of any third party or (ii) used under rights granted to the Company pursuant to a written agreement, license or lease from a third party, which written agreement, license or lease is set forth in or described as “shrink-wrap” in Schedule 4.15(c).  The Company uses the Computer Programs set forth in Schedule 4.15(c) in connection with the operation of the Business as currently conducted and such use does not violate the rights of any third party.  To the Knowledge of the Company and the Members, all Computer Programs identified on Schedule 4.15(c) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the businesses of the Company and none of such Computer Programs have materially malfunctioned or failed within the past three (3) years.  The Company has implemented reasonable backup and disaster recovery technology consistent within industry practices.

(d)                                 Schedule 4.15(d) sets forth a complete and accurate list of all agreements pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether the Company is the licensee or licensor thereunder (the “Licenses”) and any written settlements or assignments relating to any Intellectual Property.  The Company has delivered to the Purchaser complete and correct copies of all material Licenses (as amended to date), as well as copies of all registrations and applications identified on Schedule 4.15(a), including all other material written documentation evidencing ownership and prosecution (if applicable) of each such item. The Licenses are valid and binding obligations of each party thereto, enforceable against each such party in accordance with their terms, and there are no breaches or defaults under any Licenses, nor has any event occurred which with or without notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, of any Licenses.  No party to any License has given the Company notice of its intention to cancel, terminate, change the scope of rights under, or fail to renew any License.  Each License will continue to be valid, binding and enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby upon obtaining the Required Intellectual Property Consents (as hereinafter defined), if any.  The Company has not granted any sublicense or similar right with respect to any License.

(e)                                  No trade secret or confidential know-how either of which is material to the Business as currently operated has been disclosed or authorized to be disclosed to any third party, other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such trade secrets and confidential know-how.  The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of its trade secrets and confidential know-how.  The Company has at all times complied with and is in compliance with all applicable laws relating to privacy, data protection or the collection, retention, use and disclosure of personal information.  The Company has at all times complied with and is in compliance with all rules, policies and procedures established by the Company from time to time with respect to privacy, publicity, data protection and the collection, retention, use and disclosure of personal information.

(f)                                    The conduct of the Business as currently conducted and as conducted for the three (3) year period immediately preceding the Closing Date does not and did not interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party, nor to the Knowledge of the Company and the Members, will Purchaser interfere with, infringe upon or misappropriate any intellectual property right owned or controlled by any third party as a result of the continued operation of the Business as currently conducted and as currently proposed to be conducted.   To the Knowledge of the Company and the Members, no third party is interfering with, infringing upon or misappropriating, or has at any time during the three (3) year period immediately preceding the Closing Date interfered with, infringed upon or misappropriated, any Intellectual Property owned by the Company and no such claims have been made against a third party by the Company.  There are no claims or suits pending or, to the Knowledge of Company and the Members, threatened, and the Company has not received any notice of a third party demand, Claim or suit (i) alleging that the Company’s activities or the conduct of the Business infringes or infringed upon or constitutes or constituted the unauthorized use of the proprietary rights of any third party or (ii) challenging the ownership, use, validity or enforceability of the Intellectual Property.

(g)                                 There are no settlements, consents, judgments or orders or other agreements which restrict the rights of the Company to use any Intellectual Property, or other agreements which restrict the Company’s rights to use any Intellectual Property owned by the Company.

(h)                                 Each item of Intellectual Property owned, licensed or available for use by the Company immediately prior to the consummation of the transactions contemplated hereby will be owned, licensed or available for use by the Company on identical terms and conditions immediately subsequent to such consummation free and clear of all Liens.  The consummation of the transactions contemplated hereby will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property (the “Required Intellectual Property Consents”).

(i)                                     The Company has taken commercially reasonable steps to protect the rights of the Company in its Intellectual Property and any trade secret or confidential information of third parties used by the Company.  No current or former manager, officer, employee, consultant, customer or supplier of the Company has any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

Section 4.16                                Employee Benefits; ERISA.

(a)                                  Schedule 4.16(a) contains a true and complete list of each employment, bonus, deferred compensation, incentive compensation, equity purchase, option, equity appreciation right or other equity-based incentive, severance, change-in-control, or termination pay, hospitalization or other medical, disability, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA, for the benefit of any current or former employee of the Company or any ERISA Affiliate (the “Plans”).  Schedule 4.16(a) identifies each of the Plans that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”).  Neither the Company nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any current or former employee of the Company or any ERISA Affiliate.

(b)                                 With respect to each of the Plans, the Company has heretofore delivered to the Purchaser true and complete copies of each of the following documents, as applicable:

(i)                                     a copy of the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing;

(ii)                                  a copy of the annual report or Internal Revenue Service Form 5500 Series, if required under ERISA, with respect to each ERISA Plan for the last three (3) Plan years ending prior to the date of this Agreement for which such a report was filed;

(iii)                               a copy of the actuarial report, if required under ERISA, with respect to each ERISA Plan for the last three (3) Plan years ending prior to the date of this Agreement;

(iv)                              a copy of the most recent Summary Plan Description (“SPD”), together with all Summaries of Material Modification issued with respect to such SPD, if required under ERISA, with respect to each ERISA Plan, and all other material employee communications relating to each ERISA Plan;

(v)                                 if the Plan is funded through a trust or any other funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any;

(vi)                              all contracts relating to the Plans with respect to which the Company or any ERISA Affiliate may have any liability, including insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

(vii)                           the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c)                                  No liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk.

(d)                                 The Pension Benefit Guarantee Corporation (the “PBGC”) has not instituted proceedings pursuant to Section 4042 of ERISA to terminate any of the ERISA Plans subject to Title IV of ERISA; and no condition exists that presents a material risk that such proceedings will be instituted by the PBGC.

(e)                                  With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accumulated benefit obligations under such plan, as determined by the Plan’s actuary based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not, as of its latest valuation date, exceed the then current value of the assets of such plan allocable to such accumulated benefit obligations.

(f)                                    Neither the Company, nor any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, nor to the Knowledge of the Company and the Members, any trustee or administrator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any ERISA Affiliate could be subject to any material liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code.

(g)                                 All contributions and premiums which the Company or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and Section 412 of the Code, have, to the extent due, been paid in full or properly recorded on the financial statements or records of the Company and none of the ERISA Plans or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement.  No Lien has been imposed under Section 412(n) of the Code or Section 302(f) of ERISA on the assets of the Company or any ERISA Affiliate and no event or circumstance has occurred that is reasonably likely to result in the imposition of any such Lien on any such assets on account of any ERISA Plan.

(h)                                 None of the ERISA Plans is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA.

(i)                                     Each of the Plans has been operated and administered in all material respects in accordance with its terms and with applicable Laws, including but not limited to ERISA and the Code.

(j)                                     Each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified.  The Company has finally applied for and received a currently effective determination letter from the IRS stating that it is so qualified, and no event has occurred with would affect such qualified status.

(k)                                  Any fund established under an ERISA Plan that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such requirements.

(l)                                     No amounts payable under any of the Plans or any other contract, agreement or arrangement with respect to which the Company may have any liability could fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(m)                               No Plan provides benefits, including death or medical benefits (whether or not insured) with respect to current or former employees of the Company or any ERISA Affiliate after retirement or other termination of service (other than (i) coverage mandated by applicable Laws, (ii) death benefits or retirements benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or an ERISA Affiliate, or (iv) benefits, the full direct cost of which is borne by the current or former employee (or beneficiary thereof)).

(n)                                 The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other similar termination payment or (ii) accelerate the time of payment or vesting or increase the amount of or otherwise enhance any benefit due any such employee, officer or director.

(o)                                 There are no pending or, to the Knowledge of the Company and the Members, threatened or anticipated, claims by or on behalf of any Plan, by an employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

Section 4.17                                Labor Matters.  Except as set forth in Schedule 4.17, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company and the Members, threatened against or affecting the Company and during the past five (5) years there has not been any such action, (ii) the Company is not a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company, (iii) none of the employees of the Company is represented by any labor organization and the Company and Members have no Knowledge of any union organizing activities among the employees of the Company within the past five (5) years, nor does any question concerning representation exist concerning such employees, (iv) there are no written personnel policies, rules or procedures applicable to employees of the Company, other than those set forth on Schedule 4.17, true and correct copies of which have been delivered to the Purchaser prior to the Closing Date, (v) the Company is, and has at all times been, in compliance, in all material respects, with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable Laws, (vi) there is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of the Company and the Members, threatened before the National Labor Relations Board or any similar state or foreign agency, (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure, (viii) to the Knowledge of the Company and the Members, no charges with respect to or relating to the Company are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (ix) the Company has not received a notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to or relating to the Company and no such investigation is in progress, and (x) there are no complaints, lawsuits or other proceedings pending or, to the Knowledge of the Company and the Members, threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract or employment, any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship. To the Company’s and the Member’s Knowledge, no executive, key employee, or group of employees has any plans to reject any employment opportunity associated with the Business that may be offered by the Purchaser.

Section 4.18                                Records.

(a)                                  The record books of the Company contain complete and accurate records of all actions taken by the members and manager of the Company.  Complete and accurate copies of all such minute books have been made available by the Company to the Purchaser.

(b)                                 The accounting books and records of the Company are complete and correct, have been maintained in accordance with GAAP consistently applied and in accordance with applicable Laws and good business practices and accurately reflect the basis for the financial condition and results of operations of the Company set forth in the consolidated financial statements of the Company.

Section 4.19                                Affiliate Transactions.  Schedule 4.19 lists all agreements, arrangements and currently proposed agreements and arrangements, by or between the Company, on the one hand, with or for the benefit of any current or former member, officer or other Affiliate of the Company or any of such Person’s Affiliates, or any entity in which any such Person has a direct or indirect material interest.  Schedule 4.19 lists all payments of any kind since January 1, 2005, from the Company, to or for the benefit of any current or former member, officer or other Affiliate of the Company or any of such Person’s Affiliates, or any entity in which any such

Person has a direct or indirect material interest.  All outstanding debts and other obligations of the Company to the Members were incurred in return for fair and adequate consideration paid or delivered by them in cash or other property.  All debts of the Members or the Company’s officers or the respective Affiliates of the Company to the Company are reflected on the Closing Balance Sheet.

Section 4.20                                Indebtedness and Cash on Hand at Closing.  The Company has no Indebtedness outstanding other than as set forth on Schedule 4.20 and reflected in the Second Quarter Balance Sheet and updated on the Closing Balance Sheet.  The aggregate bank balance of cash and book balance of Indebtedness as of the day prior to the date hereof is set forth on Schedule 4.20.

Section 4.21                                Brokers, Finders, Etc.  Except as set forth in Schedule 4.21, neither the Company nor the Members have employed or are subject to the valid claim of, nor have the Company or the Members incurred any Liability that would be payable by the Company for any brokerage, finder’s or other fees or commissions of, any broker, finder or other financial intermediary in connection with the transactions contemplated by this Agreement.

Section 4.22                                Questionable Payments.  Neither the Company, any officer or employee thereof, nor the Members have used any funds of the Company for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any direct or indirect unlawful payments to government officials or employees from company funds, established or maintained any unlawful or unrecorded fund or company moneys or other assets, made any false or fictitious entries on the books or records of any such company, made any bribe, payoff, kickback or other unlawful payment.

Section 4.23                                Competing Business.  Neither the Members nor any Member’s Relatives have any direct or indirect interest of any nature whatever in any Person which competes with, conducts any business similar to, has any arrangement or agreement with, or is involved in any way with, any business similar to the Business.

Section 4.24                                Other Information  No representation or warranty of the Members in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Company or the Members to the Purchaser pursuant to this Agreement, nor the Exhibits and Schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.25                                Product Warranty and Liability.  It is the Company’s standard practice to sell each product sold by the Company in conformity with all applicable contractual commitments, if any, and all express and implied warranties of the manufacturer.  All products sold by the Company have been sold in conformity with such practice.  No product sold by the Company is subject to any other guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale.  No third party has advised the Company that it has any liability, and to the Company’s and the Members’ Knowledge, the Company has no liability, arising out of any injury to individuals or property as a result of the ownership, possession or use of any product sold by the Company prior to the Closing.

Section 4.26                                Naturalization of the Employees.  The Company has not received a notice of any violation of any immigration and naturalization laws relating to employment and employees and has properly completed and maintained all applicable forms (including I-9 forms) and the Company is in compliance with all such immigration and naturalization laws and there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration or naturalization laws pending or, to the Knowledge of the Company and the Members, threatened before the U.S. Citizenship and Immigration Services of any federal, state or administrative agency or court against or involving the Company.

Section 4.27                                Bank Accounts.  Attached hereto as Schedule 4.27 is a list of all banks or other financial institutions with which the Company has an account or maintains a safe deposit box, showing the type and account number of each such account and safe deposit box and the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.

Section 4.28                                Business Relationships.  Schedule 4.28(a) sets forth a complete and correct list of the five (5) largest (in terms of dollar volume) customers of the Company during each of the immediately preceding three (3) fiscal years and from January 1, 2005 through the last full calendar month prior to the date of this Agreement and the ten (10) largest (in terms of dollar volume) suppliers of the Company during the immediately preceding fiscal year through the last full calendar month prior to the date of this Agreement.  Schedule 4.28(a) describes for the period beginning January 1, 2005 through the date of this Agreement (i) all pricing concessions or changes requested by any such supplier, and (ii) all pricing concessions or pricing changes made by the Company for any such customer.  To the Company’s and the Members’ Knowledge, the Company has good relationships with its suppliers and customers.  Except as set forth on Schedule 4.28(b), the Company is not currently in any dispute under any written contract, purchase or sale order or written agreement for the delivery of goods or services with any supplier or customer.  To the Company’s and the Members’ Knowledge, no customer set forth in Schedule 4.28(a) or supplier of the Company will cease to do business with the Company following the consummation of the transactions contemplated hereby.  To the Company’s and the Members’ Knowledge, there are no facts or circumstances related to any customer’s business (other than general economic events affecting the industry of such customer generally that do not affect the customer disproportionately relative to other similarly situated participants in that industry) that would cause a material reduction or cessation of any customer’s business with the Company within a reasonable period of time after the consummation the transactions contemplated hereby.  Neither the Company nor any Member has any Knowledge of any material disruption (including delayed deliveries or allocations by suppliers) in the availability of any portion of the materials used by the Company nor does the Company or any Member have any Knowledge of any facts that could lead it to believe that the Business will be subject to any such material disruption within six (6) months after the consummation of the transactions contemplated hereby.  Neither the Company nor any Member has any Knowledge of any transaction involving the acquisition, sale, disposal, liquidation or transfer of all or substantially all of the assets of any customer or supplier set forth on Schedule 4.28(a), or any merger, or consolidation of any such customer or supplier with any other Person.

Section 4.29                                Accredited Investor Status.

(a)                                  The Members understand that the shares of Class A-9 Preferred Stock being subscribed to by such Members in connection herewith have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under applicable state securities laws (“Blue Sky Laws”), in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such shares of Class A-9 Preferred Stock subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws, and that the certificates representing such shares of Class A-9 Preferred Stock shall bear a legend noting such restrictions as described in the Subscription Agreement.

(b)                                 The Members understand that the shares of Class A-9 Preferred Stock being subscribed to by such Members in connection herewith are being acquired under this Agreement by each Member in good faith solely for his own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and that such securities will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Securities Act and Blue Sky Laws.

(c)                                  The Members have such knowledge and experience in financial and business matters that such Members are capable of evaluating the merits and risks of its investment in such shares of Class A-9 Preferred Stock, and such Members understand and are able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in such shares of Class A-9 Preferred Stock).

(d)                                 The Members are personally and directly familiar with business that is conducted and is intended to be conducted by the Parent, including financial matters related to such business, have been given the opportunity to ask questions of, and receive answers from, the directors and executive officers of the Parent concerning the business and financial affairs of the Parent, and the terms and conditions of its or his purchase of shares of Class A-9 Preferred Stock, and have had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

(e)                                  Each such Member is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Section 4.30                                FDA Legal Compliance and Permits.

(a)                                  The Company is conducting and has conducted its business and operations in compliance with the Federal Food, Drug, and Cosmetic Act (the “FD&C Act”), 21 U.S.C. §301 et. seq., and all applicable regulations promulgated by the United States Food and Drug Administration (“FDA”) (collectively, “FDA Law and Regulation”).

(b)                                 The Company has not received any notice or communication from the FDA alleging noncompliance with any applicable FDA Law and Regulation.  There is no civil,

criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against the Company and the Company has no liability (whether actual or contingent) for failure to comply with any FDA Law and Regulation.  There is no act, omission, event, or circumstance of which the Company or the Members have Knowledge that would reasonably be expected to give rise to or lead to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability.  There has not been any violation of any FDA Law and Regulation by the Company in its prior product development efforts, submissions, record keeping and reports to FDA that could reasonably be expected to require or lead to investigation, corrective action or enforcement action. To the Knowledge of the Company and the Members, there is no civil or criminal proceeding relating to the Company or any Company employee which involves a matter within or related to the FDA’s jurisdiction.  The Company has never been and is not now subject to FDA’s Application Integrity Policy.

(c)                                  The premises of the Company and its records were most recently inspected by the FDA on January 5-7, 2005, and the FDA issued a form FDA 483 Notice of Observations on January 7, 2005 related to the inspection. Since January 7, 2005, the FDA has not inspected such premises or records.  The Company is not subject to any enforcement proceedings by the FDA and, to the Company’s and the Members’ Knowledge, no such proceedings have been threatened.

(d)                                 The Members have provided the Purchaser a true and correct copy of (i) all management review reports and management/executive meeting minutes, (ii) all documents related to FDA regulatory action(s), including all documents showing corrective actions undertaken by the Company or any predecessor thereto in response to FDA regulatory action(s), and documents showing action(s) taken by the Company or any predecessor thereto to avert such regulatory action(s), and (iii) all FDA inspection reports and Form FDA 483 Notice of Observations issued to the Company.

(e)                                  Schedule 4.30(e) sets forth a list of all permits, licenses, registrations, certificates, orders, clearances or approvals issued under the FD&C Act (“FD&C Permits”) and held exclusively by the Company.  Such listed FD&C Permits are the only FD&C Permits that are required for the Company to conduct its business as presently conducted or as proposed to be conducted.  Each such FD&C Permit is in full force and effect and, to the Knowledge of the Company and the Members, no suspension, revocation or cancellation of such FD&C Permit is threatened and there is no basis for believing that such FD&C Permit will not be renewable upon expiration.  Each such FD&C Permit will continue in full force and effect immediately following the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Members that the statements contained in this Article V are accurate and complete as of the date hereof, except as set forth in the disclosure schedules accompanying this Agreement.  The disclosure schedules will be arranged in numbered and lettered paragraphs corresponding to the numbered and lettered Sections contained in this Article V.

Section 5.1                                      Authorization and Validity.  The Purchaser has full corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by the Purchaser pursuant hereto and to carry out the Purchaser’s obligations hereunder and thereunder.  The execution, delivery and performance of this Agreement by the Purchaser and the other documents and instruments to be executed and delivered by the Purchaser pursuant hereto and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part the Purchaser, and no other corporate proceedings on the part of the Purchaser are necessary to authorize this Agreement, the other documents and instruments to be executed and delivered by the Purchaser pursuant hereto, or the consummation of the transactions contemplated hereby.  This Agreement and the other documents and instruments to be executed and delivered by the Purchaser pursuant hereto have been duly executed and delivered by the Purchaser, and, assuming due execution and delivery by the Members, constitutes valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 5.2                                      Organization.  The Purchaser is a corporation organized under the laws of the State of Colorado.  The Purchaser is duly organized, validly existing and in good standing and has full power and authority to carry on its business as presently conducted.  The Purchaser is duly licensed or qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets and properties or the conduct of its business requires such license or qualification.

Section 5.3                                      No Conflict.  Neither the execution, delivery or performance of this Agreement or the other documents and instruments to be executed by the Purchaser pursuant hereto, nor the consummation by the Purchaser of the transactions contemplated hereby or thereby, nor compliance by the Purchaser with any of the provisions hereof or thereof will (a) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Purchaser, (b) except as set forth in Schedule 5.3(b), constitute a change in control under, or require the consent from or the giving of notice to a third party, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien upon or affecting any of the assets of the Purchaser pursuant to, any of the terms, conditions or provisions of any contractual obligation of the Purchaser or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any Governmental Authority applicable to the Purchaser or to which any of their properties or assets may be bound.

Section 5.4                                      Governmental Consents.  No consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority by or on behalf of the

Purchaser is required in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby by the Purchaser.

Section 5.5                                      Capital Stock.  Schedule 5.5 accurately and completely sets forth the capital structure of the Parent as of the date hereof, including the number of shares of capital stock or other equity interests of the Parent which are authorized and which are issued and outstanding.  All of the issued and outstanding shares of capital stock or other equity interests of the Parent are duly authorized, validly issued, fully paid and nonassessable.  Except as disclosed on Schedule 5.5: (i) no shares of capital stock or other equity interests of the Parent are reserved for issuance or are held as treasury shares; (ii) there are no outstanding options, warrants, rights, calls, commitments, subscriptions, agreements, obligations, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the capital stock or other equity interests of the Parent other than as contemplated by this Agreement; (iii) to the Knowledge of the Parent, there are no outstanding contracts or other agreements of the Parent, its shareholders, or any other Person to purchase, redeem or otherwise acquire any outstanding shares of capital stock or other equity interests of the Parent, or securities or obligations of any kind convertible into any shares of the capital stock or other equity interests of the Parent other than as contemplated by this Agreement; (iv) there are no outstanding or authorized stock appreciation, phantom stock, stock plans or similar rights with respect to the Parent; and (v) the Parent Shareholders’ Agreement and Parent Registration Rights Agreement are enforceable against the parties thereto in accordance with their terms.

Section 5.6                                      Investment.

(a)                                  The Purchaser understands that the Ownership Interests have not been registered under the Securities Act or applicable Blue Sky Laws, in reliance upon exemptions contained in the Securities Act and Blue Sky Laws and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless, among other things, such Ownership Interests subsequently are so registered or qualify for exemption from registration under the Securities Act and Blue Sky Laws.

(b)                                 The Purchaser acknowledges that the Ownership Interests are being acquired under this Agreement by the Purchaser in good faith solely for its own account, for investment and not with a view toward resale or other distribution in violation of the Securities Act, and that such Ownership Interests will not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Securities Act and Blue Sky Laws.

(c)                                  The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of its investment in the Ownership Interests, and the Purchaser understands and is able to bear any economic risks associated with such investment (including the inherent risk of losing all or part of its investment in the Ownership Interests).

(d)                                 The Purchaser is directly familiar with business that is conducted and is intended to be conducted by the Company, including financial matters related to such business, has been given the opportunity to ask questions of, and receive answers from, the Members and employees of the Company concerning the business and financial affairs of the Company and has had further opportunity to obtain any additional information desired (including information necessary to verify the accuracy of the foregoing).

(e)                                  The Purchaser is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

Section 5.7                                      Public Reports.  The Purchaser has filed all forms, reports, schedules, statements, and documents required to be filed by it with the SEC since August 30, 2004 (collectively, the “Purchaser Public Reports”).  Each of the Purchaser Public Reports was filed on a timely basis and complied with the Securities Act and the Securities Exchange Act in all material respects.  None of the Purchaser Public Reports, as of their respective dates, (or if amended or superseded, at the time of such subsequent filing), contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.8                                      Financial Statements.  Each of the audited and unaudited financial statements included in or incorporated by reference into the Purchaser Public Reports (including the related notes and schedules) (i) complied in all material respects with applicable requirements of the SEC with respect thereto; (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby; and (iii) present fairly the financial condition of the Purchaser and its Subsidiaries as of the indicated dates and the results of operations of the Purchaser and its Subsidiaries for the indicated periods; provided, however, that the interim statements are subject to normal and recurring year-end adjustments that have not been and to the Purchaser’s Knowledge will not be material.

Section 5.9                                      Events Subsequent to Most Recent Fiscal Quarter End.  Except as set forth on Schedule 5.9, since June 30, 2005, there has not been any event, circumstance, act, or omission that has resulted in, or reasonably would be expected to result in, a Purchaser Materially Adverse Effect.

Section 5.10                                Undisclosed Liabilities.  Except as set forth on Schedule 5.10, the Purchaser and its Subsidiaries have no Liabilities (and there is no basis for any present or future Claims against Purchaser or its Subsidiaries giving rise to such Liabilities), except for (i) Liabilities set forth on the face of the balance sheet dated June 30, 2005 (rather than in any notes thereto) and filed in the Purchaser Public Reports; and (ii) Liabilities which have arisen after June 30, 2005 in the ordinary course of business consistent with past practices (none of which would reasonably be expected to result in a Purchaser Material Adverse Effect).

Section 5.11                                Other Information.  No representation or warranty of the Purchaser in this Agreement, nor any statement, certificate or other document furnished or to be furnished by the Purchaser or Parent to the Members pursuant to this Agreement, nor the Exhibits and Schedules hereto, contains any untrue statement of a material fact, or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE VI
COVENANTS

Section 6.1                                      Further Assurances; Cooperation.  (a)  From and after the Closing Date, the Members shall promptly execute, acknowledge and deliver, and shall cause to be promptly executed, acknowledged and delivered, any other assurances or documents reasonably requested by the Purchaser to permit the Purchaser to satisfy its obligations hereunder or to evidence title, or to provide the Purchaser with the benefits enumerated in this Agreement or contemplated hereby.  The Members acknowledge and agree that from and after the Closing, the Purchaser shall be entitled to possession of all Company documents, books and records (including Tax records), agreements and financial data of any sort; provided, however, that the Purchaser shall provide the Members and their authorized representatives access to the Purchaser’s books and records during normal business hours for purposes reasonably acceptable to the Purchaser.   Prior to the Closing, the Members shall have furnished to the Purchaser all Company information regarding the Company.

(b)                                 From and after the Closing Date, the Members shall, upon reasonable request by the Purchaser or its Affiliates, promptly execute, acknowledge and deliver, and shall cause to be promptly executed, acknowledged and delivered, any standard or customary representation letters, assurances or documents regarding the Company, its accounting controls and procedures and the financial position and results of operations of the Company for any period(s) ending on or prior to the date hereof to permit the Purchaser and its Affiliates to satisfy any obligations of the Purchaser or its Affiliates under the Securities Exchange Act of 1934, as amended, the Securities Act and the rules and regulations promulgated thereunder.

Section 6.2                                      Transition.  None of the Members shall take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, employee, supplier or other business associate of the Company or the Members from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.  Each of the Members will refer all customer inquiries relating to the Business to the Purchaser or the Company from and after the Closing.

Section 6.3                                      Confidentiality.  Each of the Members shall, and shall cause their representatives and Affiliates to, treat and hold as confidential, all of the Confidential Information, refrain from using any Confidential Information except in connection with this Agreement and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in each Member’s or their representatives’ or Affiliates’ possession.  In the event that any Member is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Member shall immediately notify the Purchaser and the Company of the request or requirement so that the Purchaser and the Company may seek an appropriate protective order or waive compliance with the provisions of this Section 6.3.

Section 6.4                                      Tax Matters; Proration.

(a)                                  Except for the partnership Tax Returns arising for the partial year ending on the Closing Date and real property taxes, which shall be subject to proration in accordance with Section 6.4(e), the Purchaser will prepare or cause to be prepared all Tax Returns for the Company for all periods ending after the Closing Date.  The Members shall file, and the Company and the Purchaser shall cooperate on a reasonable basis, at the Members’ sole cost and expense, with the filing of, any and all Tax Returns of the Company for all periods ending on or prior to the Closing Date, including any amended Tax Returns for 2003 and 2004 and the final Tax Returns for the period commencing January 1, 2005 and ending on the Closing Date.   The Members shall permit the Purchaser to review and comment on any such Tax Returns within a reasonable time prior to the Members’ filing of the same.  The Members shall be entitled to, and the Purchaser shall remit to the Members, any and all refunds or overpayments of any Taxes of the Company relating to periods ending on or prior to the Closing Date.

(b)                                 The Members and the Purchaser shall cooperate fully, as and to the extent reasonably requested by each other, in connection with the filing of Tax Returns pursuant to this Section 6.4 and any audit, litigation or other proceeding with respect to Taxes.

(c)                                  The Purchaser and the Members further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated by this Agreement).

(d)                                 The Purchaser and the Members further agree, upon request, to provide the other party with all information that any party may be required to report to the Internal Revenue Service pursuant to the Code and all applicable Treasury Regulations promulgated thereunder.

(e)                                  The Members and the Company shall prorate all real property taxes with respect to the GTM Property that are incurred or payable as of the Closing Date based upon the most recent tax bills and information available.  On the Closing Date, the prorated amounts for which each of the Members and the Company shall be responsible shall be calculated and the prorated amounts owed by the Members shall be paid to the Company or its designee in cash or other immediately available funds, but not as an adjustment to the Purchase Price.  Notwithstanding the foregoing, in the event that any additional Taxes are assessed against the GTM Property for any periods prior to the Closing Date, the Members shall be responsible and, upon presentation of tax bills showing such amounts owed, shall promptly pay all amounts owed with respect to such Taxes.

Section 6.5                                      Real Estate.   If, on or prior to sixty (60) days following the Closing Date, the Purchaser requests that the Members remove the portion of that certain one-story building on the GTM Property nearest to the North-East boundary that encroaches 5.4 feet over the 25-foot side yard setback line as shown on the survey performed by Christopher S. Denham on September 8, 2005, then, at the Members’ sole cost and expense, the Members shall comply with the Purchaser’s request by removing the encroaching part thereof as promptly as possible to the reasonable satisfaction of the Purchaser.

ARTICLE VII
SURVIVAL AND INDEMNIFICATION

Section 7.1                                      Survival of Representations and Warranties.  Each of the representations and warranties made by the Purchaser in this Agreement shall terminate on the twenty month anniversary of the Closing Date.  Each of the representations and warranties made by the Members in this Agreement shall terminate on the twenty month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 4.11, 4.13 and 4.16 shall survive the Closing until 60 days following expiration of the applicable statute of limitations; (ii) representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.29, 5.1, 5.2, 5.5 and 5.6 shall survive the Closing and remain in full force and effect without termination; and provided further, that no limitation on survival of a representation or warranty shall apply in respect of any breach thereof to the extent that the party claiming such a breach proves fraud or willful misrepresentation by the other party with respect to the representation or warranty that was breached.  In the event notice of any claim for indemnification under Section 7.4(a) hereof shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.  The covenants and agreements of the parties set forth in this Agreement and the indemnification obligations of the parties hereunder shall survive indefinitely except as expressly provided herein.

Section 7.2                                      Indemnification by the Members.

(a)                                  Subject to the other provisions of this Article VII, each of the Members shall, jointly and severally, indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all costs, expenses, losses, damages and liabilities (including attorneys’ fees and expenses) (“Damages”) suffered by any of the Purchaser Indemnified Parties to the extent resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any of the Purchaser Indemnified Parties by a third party) alleged to result from, arise out of or have been incurred with respect to:

(i)                                     any breach of any representation or warranty (other than the Member Non-Basket Representations) as of the Closing Date of the Company or the Members contained in this Agreement;

(ii)                                  any breach of any covenant of the Members contained in this Agreement;

(iii)                               any breach of any representation or warranty as of the Closing Date of the Members contained in Sections 4.1, 4.2, 4.3, 4.7(xvii), 4.10(a), 4.13, 4.16 and 4.29 of this Agreement (collectively, the “Member Non-Basket Representations”);

(iv)                              any and all Taxes due from the Company relating to periods ending prior to or on the Closing Date and any and all Taxes due from the Members and GTM; and

(v)                                 all Liabilities of the Company arising from or relating to any failure by the Company during any periods ending prior to or on the Closing Date to comply with the terms of any agreement, license or lease with respect to any Computer Program required to be listed on Schedule 4.15(c), any costs incurred by the Company to acquire rights to use the Computer Programs which were in use or available for use by the Company on or prior to the Closing Date, including the incremental costs associated with entering into new license agreements with providers or vendors of such Computer Programs on terms generally held by the Company immediately prior to the Closing Date, but excluding any incremental costs associated with any changes in the terms of such license agreements in relation to existing license agreements between the Company and such vendors as a result of changes in the software covered thereby or increases in the numbers of “seats” or licenses thereunder following Closing, any Liability for any so called “transfer fees” payable to such vendors, and any costs incurred by the Company for achieving license compliance with respect to any of the Computer Programs that are required to be listed on Schedule 4.15(c).

(b)                                 The Members shall not be required to indemnify any Purchaser Indemnified Party for Damages under Section 7.2(a)(i) under the terms and provisions of this Article VII unless and until the Damages therefrom exceed an aggregate amount equal to $100,000 (the “Member Indemnification Threshold”), at which time the Members shall be required to indemnify the Purchaser Indemnified Parties for all Damages under Section 7.2(a)(i) in excess of the Member Indemnification Threshold; provided, however, that in no event shall the aggregate amount of indemnification under Section 7.2(a)(i) owed by the Members exceed $10,000,000 (the “Indemnity Cap”); and provided further, that the Member Indemnification Threshold and the Indemnity Cap shall not apply to or otherwise limit the Purchaser Indemnified Parties’ recovery for Damages in respect of any breach of a representation or warranty for which Purchaser proves fraud or willful misrepresentation by the Members. Notwithstanding anything to the contrary contained herein and solely for purposes of determining whether the Member Indemnification Threshold has been exceeded, all qualifications and exceptions contained in Article IV relating to materiality or words of similar import (including Material Adverse Effect) shall be disregarded for purposes of determining whether there has been a breach of any such representation or warranty pursuant to Section 7.2(a)(i) and the Member Indemnification Threshold exceeded.

Section 7.3                                      Indemnification by the Purchaser.

(a)                                  Subject to the other provisions of this Article VII, the Purchaser shall, jointly and severally, indemnify, defend and hold harmless the Members from and against any and all Damages suffered by any of the Members to the extent resulting from, arising out of, or incurred with respect to, or (in the case of claims asserted against any of the Members by a third party) alleged to result from, arise out of or have been incurred with respect to:

(i)                                     any breach of any representation or warranty (other than the Purchaser Non-Basket Representations) as of the Closing Date of the Purchaser contained in this Agreement;

(ii)                                  any breach of any covenant of the Purchaser contained in this Agreement; and

(iii)                               any breach of any representation or warranty as of the Closing Date of the Purchaser contained in Sections 5.1, 5.2, 5.5 and 5.6 of this Agreement (collectively, the “Purchaser Non-Basket Representations”).

(b)                                 Purchaser shall not be required to indemnify any Member for Damages under Section 7.3(a)(i) under the terms and provisions of this Article VII unless and until the Damages therefrom exceed an aggregate amount equal to $100,000 (the “Purchaser’s Indemnification Threshold”), at which time the Purchaser shall be required to indemnify the Members for all Damages under Section 7.3(a)(i) in excess of the Purchaser’s Indemnification Threshold; provided, however, that in no event shall the aggregate amount of indemnification under Section 7.3(a)(i) owed by the Purchaser exceed the Indemnity Cap;  and provided further, that the Purchaser Indemnification Threshold and the Indemnity Cap shall not apply to or otherwise limit the Members’ recovery for Damages in respect of any breach of a representation or warranty for which the Members prove fraud or willful misrepresentation by the Purchaser.  Notwithstanding anything to the contrary contained herein and solely for purposes of determining whether the Purchaser’s Indemnification Threshold has been exceeded, all qualifications and exceptions contained in Article V relating to materiality or words of similar import (including Purchaser Material Adverse Effect) shall be disregarded for purposes of determining whether there has been a breach or inaccuracy of any such representation or warranty pursuant to Section 7.3(a)(i) and the Purchaser’s Indemnification Threshold exceeded.

(c)                                  Notwithstanding anything contained in this Agreement to the contrary, the obligations of the Purchaser under Section 3.4 shall not be subject to the Purchaser’s Indemnification Threshold or the Indemnity Cap.

Section 7.4                                      Notice and Resolution of Claim.

(a)                                  An indemnified party under this Agreement shall promptly give written notice to the indemnifying party after obtaining knowledge of any third party claim or litigation against the indemnified party as to which recovery may be sought against the indemnifying party because of the indemnity set forth in Sections 7.2 and 7.3, specifying in reasonable detail the claim or litigation and the basis for indemnification; provided, however, that the failure of the indemnified party promptly to notify the indemnifying party of any such matter shall not release the indemnifying party, in whole or in part, from its obligations under this Article VII except to the extent the indemnified party’s failure to so notify in breach of this paragraph (a) materially prejudices the indemnifying party’s ability to defend against such third party claim or litigation.  The indemnified party shall permit the indemnifying party to assume the defense of any such claim, litigation or any litigation resulting from such third party claim.

(b)                                 If the indemnifying party assumes the defense of any such third party claim or litigation, the obligations of the indemnifying party under this Agreement shall include taking all steps necessary in the investigation, defense or settlement of such claim or litigation (including the retention of legal counsel) and holding the indemnified party harmless from and against any and all losses caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation.  The indemnifying party shall not, in the defense of such claim or litigation, consent to entry of any judgment (except with the written consent of the indemnified party) or enter into any settlement (except with the written consent of the indemnified party):  (i) that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a complete release from, all liability in respect of such claim or litigation, or (ii) the effect of which is to permit any injunction, declaratory judgment, other order or other equitable relief to be entered, directly or indirectly, against any indemnified party.  The indemnifying party shall permit the indemnified party to participate in such defense or settlement through counsel chosen by the indemnified party, with the fees and expenses of such counsel borne by the indemnified party.

(c)                                  Failure by the indemnifying party to notify the indemnified party of its election to assume the defense of any such claim or litigation by a third party within thirty (30) days after notice thereof has been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to assume the defense of such claim or litigation.  If the indemnifying party does not assume the defense of such claim or litigation by a third party, the indemnified party may defend or settle such claim or litigation in such matter as the indemnified party may deem appropriate and may settle such claim or litigation on such terms as it may deem appropriate.

(d)                                 If any matter as to which a Purchaser Indemnified Party may be able to assert a claim for Damages under this Article VII is pending or unresolved, or any other matter as to which such Purchaser Indemnified Party actually or potentially may suffer Damages exists, at the time any payment of the Earnout Amount or any portion of the Escrow Amount, as applicable to the Members, whether pursuant to Section 3.4(a), Section 3.4(b) or otherwise, the Purchaser shall have the right, in addition to other rights and remedies and methods of recovery (whether under this Agreement or pursuant to applicable law), to withhold from such payment an amount equal to the claim until such matters are resolved.  If it is finally determined that such claims are covered by this Article VII, the amount of such claims may be offset against the Earnout Amount or paid from the Escrow Account, as applicable, and the remainder of the Escrow Amount or the Earnout Amount, if any, shall be delivered to the Members pursuant to the terms of this Agreement and the Escrow Agreement, if applicable.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                      Notices.  All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided, however that the facsimile is promptly followed by telephone confirmation thereof to the appropriate person at the address set forth below, or at such other address as may be designated in writing hereafter, in the same manner, by such person.

To the Members:

Gary Stavrum

4722 Gwynne Road

Memphis, TN 38117

Telephone:  (901) 767-7208

Facsimile:  (901) 527-3746

and:

Timothy Hanson

8910 Bent Green Circle

Memphis, TN 38125

Telephone:  (901) 748-1968

Facsimile:  (901) 527-3746

with a copy to:

Martin, Tate, Morrow & Marston, P.C.

6410 Poplar Avenue, Suite 1000

Memphis, TN 38119

Telephone:  (901) 522-9000

Facsimile:  (901) 527-3746

Attention:  Robert E. Orians

To the Purchaser or the Company:

Accellent Corp.

100 Fordham Road

Wilmington, MA 01887

Facsimile: (978) 657-0878

Telephone: (978) 570-6900

Attention:  Stewart A. Fisher

with a copy to:

Hogan & Hartson L.L.P.

One Tabor Center

1200 17th Street, Suite 1500

Denver, Colorado 80202

Telephone:  (303) 899-7300

Facsimile:  (303) 899-7333

Attention:  Christopher J. Walsh

Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (c) on the next succeeding Business Day if sent by national courier service, or (d) on the date telecommunicated if by telecopier if confirmed by telephone confirmation.

Section 8.2                                      Amendment, Waiver.  Any provision of this Agreement may be amended or waived if, and only if such amendment or waiver is in writing and signed, in the case of an amendment, by the Purchaser and the Members, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3                                      Assignment.  The Purchaser may freely assign any of its rights and/or obligations under this Agreement to an Affiliate of Purchaser without the prior written consent of the Members so long as the Purchaser remains obligated to the Members hereunder.  No Member may assign any of its rights or obligations under this Agreement without the prior written consent of the Purchaser hereto.

Section 8.4                                      Entire Agreement.  This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.5                                      Parties in Interest.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Purchaser, the Purchaser Affiliate, the Members or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.6                                      Expense.  Except as otherwise expressly set forth herein, all costs and expenses incurred by the Purchaser and the Purchaser Affiliate in connection with this Agreement and the transactions contemplated hereby shall be borne by the Purchaser and the Purchaser Affiliate, and all costs and expenses incurred by the Members in connection with this

Agreement and the transactions contemplated hereby shall be borne by the Members.  The Members acknowledge and agree that the Company has not borne and shall not bear any costs and expenses (including any of the Members’ legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby.

Section 8.7                                      Governing Law; Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Tennessee without regard to its rules of conflict of laws.  Each of the Purchaser and the Members hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Tennessee, County of Shelby, or, if under applicable Law, exclusive jurisdiction is vested in federal courts, then of the United States of America located in the Western District of Tennessee (collectively, the “Tennessee Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Tennessee Courts and agrees not to plead or claim in any Tennessee Court that such litigation brought therein has been brought in an inconvenient forum.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.1.  Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

Section 8.8                                      Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 8.9                                      Transfer and Similar Taxes.  Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall assume and promptly pay when due all sales, property, use, privilege, transfer, documentary, gains, stamp, duties, recording and similar Taxes and fees (including any penalties, interest or additions) imposed upon the Company and any party incurred in connection with the transactions contemplated by this Agreement.

Section 8.10                                Counterparts; Facsimile Signature.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original itself.

Section 8.11                                Headings.  The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.

[SIGNATURE PAGE FOLLOWS]

* * * * * *

SIGNATURES

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first above written.

ACCELLENT CORP.

By:	/s/ Stewart A. Fisher
	Name:	Stewart A. Fisher
	Title:	Chief Financial Officer, Vice President, Treasurer and Secretary

MEMBERS

/s/ Gary Stavrum
Gary Stavrum

/s/ Timothy Hanson
Timothy Hanson

Schedule 1.1

DEFINITIONS

“Act” shall mean the Tennessee Limited Liability Company Act, as amended.

“Adjusted Closing Cash Payment” shall have the meaning set forth in Section 3.3(a) hereof.

 “Affiliate” shall mean, as to any Person (i) any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person, (ii) any corporation or organization (other than a Subsidiary of such Person) of which such Person is a director, officer, manager or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (iii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, (iv) any relative or spouse of such Person, or (v) any relative of such spouse who has the same home as such Person, relative or spouse or who is a director, officer, manager or partner of such Person or any of its parents or Subsidiaries.  The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to elect a majority of the board of directors of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.  The term Affiliate shall not include any Person in control of or under common control with the Purchaser.

“Affiliated Group” shall mean any affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Auditor” shall mean a nationally recognized accounting firm to be mutually agreed upon based on good faith negotiations between the Parties.

“Baseline Closing Cash Amount” shall have the meaning set forth in Section 3.2 hereof.

“Blue Sky Laws” shall have the meaning set forth in Section 4.29(a) hereof.

“Business” shall have the meaning set forth in the recitals of this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“CERCLIS” shall mean the Comprehensive Environmental Response, Compensation, Liability Information System.

“Certificate of Designation” shall have the meaning set forth in Section 3.3(b) hereof.

1.1-1

“Claims” shall mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by a Governmental Authority, legal proceedings, orders, notices of potential responsibility, losses, damages (including, without limitation, diminution in value), Liabilities, sanctions, costs and expenses, including interest, penalties and attorneys’ and experts’ fees and disbursements.

“Class A-9 Preferred Stock” shall have the meaning set forth in Section 3.3(b) hereof.

“Closing” shall have the meaning set forth in Section 3.5 hereof.

“Closing Adjustment” shall have the meaning set forth in Section 3.2.

“Closing Balance Sheet” shall mean the balance sheet of the Company determined in accordance with GAAP and dated as of the Closing Date, delivered by the Members to the Purchaser at the Closing.

“Closing Cash Payment” shall have the meaning set forth in Section 3.3(a) hereof.

“Closing Date” shall have the meaning set forth in Section 3.5 hereof.

“Closing Date Cash” shall have the meaning set forth in Section 3.2 hereof.

“Closing Date Cash Account” shall have the meaning set forth in Section 3.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Interests” means the Ownership Interests in the Company.

“Computer Programs” shall mean any and all (i) computer software programs and software development tools, including all source and object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) documentation, including user manuals and training materials, relating to any of the foregoing.

“Confidential Information” shall mean any nonpublic information concerning the Company or the Purchaser or their respective businesses, products, financial condition, prospects and affairs.  The term Confidential Information will include the terms of this Agreement and the transactions contemplated by this Agreement.  The term Confidential Information will not include information that:

(a)                                  is in the public domain other than through a negligent act or omission or willful misconduct of any Member or the Company;

1.1-2

(b)                                 is acquired in good faith from a third party and, at the time of the acquisition, the Member had no Knowledge or reason to believe that such information was wrongfully obtained or disclosed by the third party;

(c)                                  is independently developed by the recipient from information not defined as Confidential Information in this Agreement as evidenced by the recipient’s written records; or

(d)                                 is required to be disclosed under applicable law or by a valid subpoena or other court or governmental order, decree, regulation or rule; provided, however, that if disclosure is required under this provision, the Member will advise the Company and the Purchaser of the requirement to disclose Confidential Information prior to such disclosure and as soon as reasonably practicable after the Member becomes aware of such required disclosure; and further provided that upon the request of the Company or the Purchaser, the Member agrees to cooperate in good faith with any reasonable and lawful actions which the Company or the Purchaser take to resist such disclosure, limit the information to be disclosed or limit the extent to which the information so disclosed may be used or made available to third parties.

“Damages” shall have the meaning set forth in Section 7.2 hereof.

“Earnout Amount” shall have the meaning set forth in Section 3.3(c) hereof.

“EBITDA” of the Company shall mean earnings before interest expense, income tax expense, depreciation and amortization of the Company for the period in question, as determined in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and excluding any extraordinary, one time or non-recurring items of earnings or any expenses including, without limitation, any costs and expenses of the Company relating to this Agreement.

“Employment Agreements” shall have the meaning set forth in Section 3.6(i) hereof.

“Environmental Claims” shall mean all Claims pursuant to Environmental Laws, including those based on, arising out of or otherwise relating to:  (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Real Property or any real properties formerly owned, leased or operated by the Company or any of its predecessors or Affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from the Company’s Assets or Business; (iii) any violations of Environmental Laws by the Company prior to the Closing Date, including reasonable expenditures necessary to cause the Company to be in compliance with or resolve violations of Environmental Laws.

“Environmental Laws” shall mean any Laws (including the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

1.1-3

“Environmental Permits” shall mean any Permits, licenses, certificates and approvals required under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning set forth in Section 4.16(a) hereof.

“ERISA Plans” shall have the meaning set forth in Section 4.16(a) hereof.

“Escrow Account” shall have the meaning set forth in Section 3.3(d) hereof.

“Escrow Agent” shall mean Wells Fargo Bank, N.A.

“Escrow Agreement” shall have the meaning set forth in Section 3.3(d) hereof.

“Escrow Amount” shall have the meaning set forth in Section 3.3(d) hereof.

“FD&C Act” shall have the meaning set forth in Section 4.30(a) hereof.

“FD&C Permits” shall have the meaning set forth in Section 4.30(e) hereof.

“FDA” shall have the meaning set forth in Section 4.30(a) hereof.

“FDA Law and Regulation” shall have the meaning set forth in Section 4.30(a) hereof.

“Financial Statements” shall mean the audited balance sheets and statements of income and cash flow as of and for the fiscal years ended December 31, 2003 and December 31, 2004 for the Company and the unaudited combined balance sheets and statements of income and cash flow of the Company and GTM as of the six (6) month period ended June 30, 2005.

“GAAP” shall mean United States generally accepted accounting principles and practices.

“Governmental Authority” shall mean any national, federal, state, local or foreign judicial, legislative, executive or governmental regulatory authority.

“GTM” shall have the meaning set forth in Section 3.6(c) hereof.

“GTM Property” shall have the meaning set forth in Section 3.6(c) hereof.

“Hazardous Materials” shall mean any wastes, substances, radiation, or materials (whether solids, liquids or gases):  (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,”  or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) the presence of which on the Real Property cause or threaten to cause a nuisance pursuant to applicable statutory or common law upon the Real Property or to adjacent properties; (iv) which contain without

1.1-4

limitation polychlorinated biphenyls (PCBs), mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including crude oil or any fraction thereof); or (v) which pose a hazard to human health, safety, natural resources, employees, or the environment.

 “Indebtedness” of any Person at any date shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business consistent with past practices and payable in accordance with customary practices) and including earn-out or similar contingent purchase amounts, (b) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person under any capitalized lease (other than obligations under the Master Lease Agreement with First Tennessee Bank for Lease No. 24403388, dated as of August 9, 2001 and the Master Lease Agreement with First Tennessee Bank for Lease No. 23492604, dated as of May 23, 2001), (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (f) all guarantees by such Person of obligations of others.

“Indemnity Cap” shall have the meaning set forth in Section 7.2(b) hereof.

“Intellectual Property” shall mean all intellectual property rights used or available for use in the Business as currently conducted or as currently contemplated by the Company to be conducted, or in or to which the Company has any right, title or interest, including all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; trademarks, trademark registrations and applications, service marks, service mark registrations and applications, trade names, trade dress, logos, designs, proprietary rights, slogans and general intangibles of like nature, together with all goodwill symbolized by or related to the foregoing; copyrights, copyright registrations and applications; mask works and all applications, registrations and renewals in connection therewith; Computer Programs; all domain names and the content contained on the Company’s Internet web site(s); product plans, technology, process engineering, drawings, schematic drawings, secret processes, proprietary knowledge, including without limitation, trade secrets, know-how, confidential information and formulae.

“IRS” shall mean the Internal Revenue Service of the United States of America.

“Joinders” shall have the meaning set forth in Section 3.3(b) hereof.

“Knowledge” with respect to any particular representation or warranty contained in this Agreement, when used to apply to the “Knowledge” of a Member, shall be deemed to be followed by the phrase “after due inquiry” and, when otherwise used, shall mean the actual knowledge or conscious awareness after due inquiry of the managers, senior officers or individuals performing similar functions of the Person.

1.1-5

“Laws” shall mean any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, determination, writ, judgment or decree, administrative order, and administrative or judicial decision.

“Liabilities” shall mean debts, liabilities, commitments, obligations, duties and responsibilities of any kind and description, whether absolute, accrued, contingent, monetary or nonmonetary, direct or indirect, known or unknown or matured or unmatured or of any other nature.

“Licenses” shall have the meaning set forth in Section 4.15(d) hereof.

“Liens” shall mean any lien, pledge, mortgage, equitable interest, profits interest, deed of trust, security interest, lease, charge, option, right of first refusal, easement, encroachment, reservation, servitude, transfer restriction under any agreement, order, decree, judgment, condition or any other encumbrance of any nature whatsoever.

“Litigation” shall mean any litigation, legal action, arbitration, proceeding, material demand, material claim or investigation pending, or, to the Knowledge of the Company and the Members, threatened, planned or reasonably probable, against, affecting or brought by or against the Members, the Company, the Company’s present or former members, employees or agents affiliated at any time with the Company relating to the Business or any of the assets or properties of the Company.

“Material Adverse Effect” shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate resulting in, a material adverse effect on or a material adverse change in (a) the assets or property of the Company, (b) any of the business, condition (financial or otherwise), operations, prospects or liabilities of the Company, (c) the legality or enforceability against the Company or the Members of this Agreement or (d) the ability of the Company and each of the Members to perform its, her or his (as the case may be) obligations and to consummate the transactions under this Agreement.  For purposes of clauses (a) and (b) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Purchaser would reasonably be expected to have $50,000 in the aggregate or more in Damages being asserted against, imposed upon or sustained by the assets or properties of the Company, or the Company or its business, taken as a whole, shall constitute a “material adverse” effect or change.

“Material Contracts” shall have the meaning set forth in Section 4.14(a) hereof.

“Member(s)” shall have the meaning(s) set forth in the preamble hereof.

“Member Indemnification Threshold” shall have the meaning set forth in Section 7.2(b) hereof.

“Member Non-Basket Representations” shall have the meaning set forth in Section 7.2(a)(iii) hereof.

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“Non-competition Agreements” shall have the meaning set forth in Section 3.6(i) hereof.

“Operating Agreement” shall mean the Amended and Restated Operating Agreement of the Company entered into by the Members, dated as of September 30, 2005.

“Organizational Documents” shall have the meaning set forth in Section 4.3 hereof.

“Ownership Interests” shall mean all of the rights and obligations of a member of the Company under the Act and the Operating Agreement.

“Parent” shall have the meaning set forth in the recitals of this Agreement.

“Parent Registration Rights Agreement” shall mean the Third Amended and Restated Registration Rights Agreement, dated as of June 30, 2004, among Parent and the shareholders listed on the signature pages thereto.

“Parent Shareholders’ Agreement” shall mean the Amended and Restated Shareholders’ Agreement, dated as of June 30, 2004, among Parent and the shareholders listed on the signature pages thereto.

“PBGC” shall have the meaning set forth in Section 4.16(d) hereof.

“Permits” shall mean as to any Person, all licenses, permits, franchises, orders, approvals, concessions, registrations, authorizations and qualifications under any federal, state, local or foreign laws with any and all Governmental Authorities or with any and all industry or other nongovernmental self-regulatory organizations that are issued to such Person.

“Person” shall mean an individual, a corporation, a partnership, limited liability company, an association, a trust or other entity or organization.

“Plans” shall have the meaning set forth in Section 4.16(a) hereof.

“Purchase Price” shall have the meaning set forth in Section 3.1 hereof.

“Purchaser” shall have the meaning set forth in the preamble hereof.

“Purchaser Affiliate” shall have the meaning set forth in the recitals to this Agreement.

“Purchaser Indemnified Parties” shall mean the Purchaser, the Company and their respective successors, assigns, officers, directors, shareholders, Affiliates, agents, representatives and employees (excluding for all purposes, the Members).

“Purchaser Material Adverse Effect” shall mean, with respect to the same or any similar events, acts, conditions or occurrences, whether individually or in the aggregate resulting in, a material adverse effect on or a material adverse change in (a) the assets or property of the Purchaser, (b) any of the business, condition (financial or otherwise), operations, prospects or liabilities of the Purchaser, (c) the legality or enforceability against the Purchaser of this Agreement or (d) the ability of the Purchaser to perform its obligations and to consummate the

1.1-7

transactions under this Agreement.  For purposes of clauses (a) and (b) of this definition and without limiting the generality of the foregoing, an effect or change with respect to the same or any similar event(s), act(s), condition(s) or occurrence(s) individually or in the aggregate with respect to which the Purchaser would reasonably be expected to have $1,000,000 in the aggregate or more in Damages being asserted against, imposed upon or sustained by the assets or properties of the Purchaser, or the Purchaser or its business, taken as a whole, shall constitute a “material adverse” effect or change.

“Purchaser Non-Basket Representations” shall have the meaning set forth in Section 7.3(a)(iii) hereof.

“Purchaser Public Reports” shall have the meaning set forth in Section 5.7 hereof.

 “Purchaser’s Indemnification Threshold” shall have the meaning set forth in Section 7.3(b) hereof.

 “Real Property” shall have the meaning set forth in Section 4.9(b) hereof.

“Relatives” shall mean such person’s spouse, lineal ancestor or descendant, brother or sister.

“Release” shall mean any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.

“Remediation” shall mean any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the suspected, threatened or actual Release of Hazardous Materials.

“Required Intellectual Property Consents” shall have the meaning set forth in Section 4.15(h).

“SEC” shall mean the Securities and Exchange Commission.

“Second Quarter Balance Sheet” shall have the meaning set forth in Section 4.6 hereof.

“Securities Act” shall have the meaning set forth in Section 4.29(a) hereof.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“SPD” shall have the meaning set forth in Section 4.16(b)(iv) hereof.

“Subscription Agreement” shall have the meaning set forth in Section 3.3(b) hereof.

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“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other subsidiary of such person beneficially owns a majority of the voting or equity interests.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection, or payment of any Taxes or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Taxes” shall mean all taxes (including any income taxes, payroll taxes, capital gains taxes, value-added taxes, excise taxes, sales taxes, property taxes, gift taxes, transfer taxes or estate taxes), levies, assessments, tariffs, duties (including any customs duties), deficiencies, or other fees, and any related charges or amounts (including any fines, penalties, interest, or additions to tax), imposed, assessed, or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or any other contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tennessee Courts” shall have the meaning set forth in Section 8.7 hereof.

“Title Policy” shall mean an ALTA title insurance policy on each parcel of the Real Property of the Company, each issued to the Company by a title company reasonably acceptable to the Purchaser, in an amount not less than the fair market value of the applicable parcel, and, in each case, containing such endorsements as the Purchaser may reasonably request and issued pursuant to a title commitment or title report reasonably approved and accepted by the Purchaser.

“2006 EBITDA” shall have the meaning set forth in Section 3.4(a) hereof.

“2006 EBITDA Dispute Notice” shall have the meaning set forth in Section 3.4(a) hereof.

“2006 EBITDA Statement” shall have the meaning set forth in Section 3.4(a) hereof.

“Voting Agreement” shall have the meaning set forth in Section 3.3(b) hereof.

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EXHIBIT A

Certificate of Designation

EXHIBIT B

Subscription Agreement

EXHIBIT C

Voting Agreement

EXHIBIT D

Parent Shareholders’ Agreement

EXHIBIT E

Parent Registration Rights Agreement

EXHIBIT F

Escrow Agreement

EXHIBIT G

Secretary Certificate

EXHIBIT H

Special Warranty Deed

EXHIBIT I

Release

EXHIBIT J

Employment Agreement

EXHIBIT K

Non-competition Agreement

EXHIBIT L

Legal Opinion